UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Agenus Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AGENUS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	June 20, 2018

Time	5:00 P.M., Eastern Time

Place	Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421

Webcast	Go to http://investor.agenusbio.com/presentation-webcasts starting at 5:00 P.M., Eastern Time on June 20, 2018. The webcast will be archived on our website for at least thirty days after the date of the 2018 Annual Meeting of Stockholders.

Proposals	1. To elect Wadih Jordan as a Class III director for a term of three years expiring at the 2021 Annual Meeting of Stockholders.

2.  To approve an amendment to our Amended and Restated 2009 Equity Incentive Plan to increase the number of shares of common stock authorized for issuance under such plan from 20,200,000 to 29,200,000.

3. To approve an amendment to our Director’s Deferred Compensation Plan (as amended) to increase the number of shares of common stock authorized for issuance under such plan from 325,000 to 425,000.

4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

5. To consider any other business as may properly come before the 2018 Annual Meeting of Stockholders or any postponement or adjournment of the meeting.

Record Date	You are entitled to vote if you were a stockholder of record on April 24, 2018.

A list of stockholders entitled to vote will be open for examination by any stockholder for any purpose germane to the 2018 Annual Meeting of Stockholders for ten days before the meeting during ordinary business hours at our principal offices at 3 Forbes Road, Lexington, Massachusetts 02421.

It is important that your shares be represented at the 2018 Annual Meeting of Stockholders. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it to us. If you attend the meeting and wish to vote in person, your proxy will not be used. You may also vote your shares over the internet or by telephone. Instructions for internet or telephonic voting are printed on your proxy card.

By order of the Board of Directors,

Karen Higgins Valentine, Secretary

April 26, 2018

Page
VOTING PROCEDURES	2
PROPOSAL 1—ELECTION OF DIRECTORS	7
OUR CORPORATE GOVERNANCE	10
COMPENSATION DISCUSSION AND ANALYSIS	16
COMPENSATION COMMITTEE REPORT	30
COMPENSATION OF EXECUTIVE OFFICERS	31
DIRECTOR COMPENSATION	43
OWNERSHIP OF OUR COMMON STOCK	46
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	48
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	49
EQUITY PLANS	51
PROPOSAL 2—TO APPROVE AN AMENDMENT TO OUR AMENDED AND RESTATED 2009 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER SUCH PLAN FROM 20,200,000 TO 29,200,000.	52
PROPOSAL 3—TO APPROVE AN AMENDMENT TO OUR DIRECTOR’S DEFERRED COMPENSATION PLAN (AS AMENDED) TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER SUCH PLAN FROM 325,000 TO 425,000.	61
PROPOSAL 4—TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018	64
REPORT OF THE AUDIT AND FINANCE COMMITTEE	66
ADDITIONAL INFORMATION	67
APPENDIX A AGENUS AMENDED AND RESTATED 2009 EQUITY INCENTIVE PLAN	A-1
APPENDIX B AGENUS AMENDED AND RESTATED DIRECTORS DEFERRED COMPENSATION PLAN	B-1

AGENUS INC.

3 Forbes Road

Lexington, Massachusetts 02421

Telephone: (781) 674-4400

PROXY STATEMENT

April 26, 2018

This proxy statement contains information about the 2018 Annual Meeting of Stockholders of Agenus Inc. (the “2018 Annual Meeting”), including any postponements or adjournments of the meeting. The 2018 Annual Meeting will be held at Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421 on June 20, 2018 at 5:00 P.M., Eastern Time.

In this proxy statement, we refer to Agenus Inc. as “Agenus,” “us,” “we” or the “Company.”

This proxy statement and solicitation is being made on behalf of the Board of Directors of Agenus Inc.

In accordance with the “notice and access” rules approved by the Securities and Exchange Commission (“SEC”) and in connection with the solicitation of proxies by our Board of Directors, on or about April 26, 2018 we first sent a Notice of Internet Availability of Proxy Materials and provided access to our proxy materials (consisting of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2017 and a form of proxy) over the internet to each stockholder entitled to vote at the 2018 Annual Meeting. We intend to mail to requesting stockholders full sets of our proxy materials (consisting of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2017 and a form of proxy) on or about April 26, 2018.

Our Annual Report on Form 10-K for the year ended December 31, 2017 is also available on our corporate website at http://investor.agenusbio.com/SEC-Filings and through the SEC’s EDGAR system at http://www.sec.gov. To request a printed copy of our Annual Report on Form 10-K, which we will provide to you without charge, write to Investor Relations, Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421. No material on our website is part of this proxy statement.

VOTING PROCEDURES

YOUR VOTE IS IMPORTANT. PLEASE TAKE THE TIME TO VOTE. Stockholders have a choice of voting over the internet, by telephone, by mail using a proxy card, or in person at the 2018 Annual Meeting. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote over the internet, by telephone, or in person at the 2018 Annual Meeting, you do not need to return your proxy card.

Who can vote?	Each share of our common stock that you owned as of the close of business on April 24, 2018 (the “record date”), entitles you to one vote on each matter to be voted upon at the 2018 Annual Meeting. On the record date, there were 103,999,081 shares of Agenus common stock issued, outstanding, and entitled to vote.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the SEC, we provide stockholders access to our proxy materials over the internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (“Notice”) to all of our stockholders as of the record date. The Notice includes instructions on how to access our proxy materials over the internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings of stockholders on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you revoke the election and request a full set of printed proxy materials.

What is the difference between holding shares directly in my name and holding shares in “street name”?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record.” The Notice was sent directly to you by our tabulator, Broadridge Financial Solutions, Inc. (“Broadridge”), on behalf of Agenus.

If your shares are held for you in an account by a broker, bank, or other nominee, you are considered the beneficial owner of shares held in “street name.”

How do I vote?

If your shares are registered directly in your name, you may vote:

•   Over the internet. Go to the website of our tabulator, Broadridge, at http://www.proxyvote.com and follow the instructions. Your shares will be voted according to your instructions. If you do not specify how you want to vote your shares, your internet vote will not be completed and you will receive an error message. If you hold your shares directly and wish to vote over the internet, your vote must be received by 11:59 P.M. Eastern Time on June 19, 2018. If your shares are held in a Company stock plan and you wish to vote over the internet, your vote must be received by 11:59 P.M. Eastern Time on June 17, 2018.

•   By telephone. Dial 1-800-690-6903 using any touch-tone telephone and follow the instructions. Your shares will be voted according to your instructions. If you hold your shares directly and wish to vote over the telephone, your vote must be received by 11:59 P.M. Eastern Time on

June 19, 2018. If your shares are held in a Company stock plan and you wish to vote over the telephone, your vote must be received by 11:59 P.M. Eastern Time on June 17, 2018.

•   By mail. Complete and sign the enclosed proxy card and mail it in the enclosed postage prepaid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•   In person at the 2018 Annual Meeting. If you attend the 2018 Annual Meeting in person, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are registered in “street name,” you have the right to direct your broker, bank, or nominee how to vote your shares by using the voting instruction card included in the mailing, or by following their instructions for voting over the internet or by telephone.

How can I change my vote?

If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the 2018 Annual Meeting. To do this, you must do one of the following:

•   Vote over the internet as instructed above. Only your latest internet vote is counted.

•   Vote by telephone as instructed above. Only your latest telephonic vote is counted.

•   Sign a new proxy card and submit it as instructed above.

•   Attend the 2018 Annual Meeting and vote in person. Attending the meeting will not revoke your proxy unless you specifically request it.

If your shares are held in “street name,” you may submit new voting instructions by contacting your broker, bank, or nominee. You may also vote in person at the 2018 Annual Meeting if you deliver a valid and completed proxy card as described in the answer to the “How do I vote?” question above.

Will my shares be voted if I do not return my proxy?

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the internet, vote by telephone, return your proxy, or vote in person at the 2018 Annual Meeting.

If your shares are held in “street name,” your broker, bank, or nominee, under certain circumstances, may vote your shares for you if you do not return your proxy. A broker, bank, or nominee has authority to vote customers’ unvoted shares on some routine matters. If you do not give a proxy to your broker, bank, or nominee to vote your shares, it may either vote your shares on routine matters, or leave your shares unvoted. Proposal 4 (to ratify the appointment of KPMG LLP as our independent registered public accounting firm) is the only proposal that is considered a routine matter for this purpose. Your broker, bank, or nominee cannot vote your shares with respect to non-routine matters unless they receive your voting instructions. We encourage you to provide voting instructions to your broker, bank, or nominee by giving them your proxy. This ensures your shares will be voted at the 2018 Annual Meeting according to your instructions. You should receive directions from your broker, bank, or nominee about how to submit your proxy to them at the time you receive this proxy statement.

What does it mean if I receive more than one proxy card?	It means that you have more than one account, which may be at the transfer agent or brokers. Please vote over the internet or by telephone, or complete and return all proxies for each account to ensure that all of your shares are voted.

Who can attend the 2018 Annual Meeting?

Any Company stockholder as of the close of business on the record date may attend the meeting. Stockholders must present a valid form of photo identification, such as a driver’s license, in order to be admitted to the meeting.

If your shares are held in street name (beneficially held in the name of a broker, bank or other holder of record), you must also present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. Please note that if you are a beneficial holder and would like to vote at the meeting in person, you will need to bring a legal proxy from your broker, bank or other holder of record.

Even if you plan to attend the meeting, please vote your shares by submitting a proxy.

How many shares must be present to hold the 2018 Annual Meeting?

A majority of our outstanding shares of common stock as of the record date must be present at the 2018 Annual Meeting to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if the shares are voted in person or by proxy at the meeting. Shares that are present that vote to abstain or do not vote on one or more of the matters to be voted upon are counted as present for establishing a quorum.

If a quorum is not present, the 2018 Annual Meeting will be adjourned until we obtain a quorum.

What vote is required to approve each matter and how are votes counted?

Proposal 1—To elect one Class III director for a term of three years expiring at the 2021 Annual Meeting of Stockholders.

The nominee for director receiving the highest number of votes FOR election will be elected as a director. This is called a plurality. You may vote FOR the nominee or WITHHOLD your vote from the nominee. If your shares are held by your broker, bank, or nominee in “street name” and if you do not vote your shares or instruct your broker, bank, or nominee how to vote with respect to this item, your unvoted shares will be counted as “broker non-votes” (when a broker does not have authority to vote on the proposal in question). Abstentions and “broker non-votes” are not counted for purposes of electing directors. Votes that are withheld will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.

Proposal 2—To approve an amendment to our Amended and Restated 2009 Equity Incentive Plan to increase the number of shares of common stock authorized for issuance under such plan from 20,200,000 to 29,200,000.

To approve Proposal 2, a majority of the votes cast by stockholders present in person or represented by proxy at the 2018 Annual Meeting and voting on the matter must vote FOR Proposal 2. If your shares are held by your broker, bank, or nominee in “street name” and if you do not vote your shares or instruct your broker, bank, or nominee how to vote with respect to this item, your unvoted shares will be counted as “broker non-votes.” Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 2 and will have no effect on the vote.

Proposal 3—To approve an amendment to our Director’s Deferred Compensation Plan (as amended) to increase the number of shares of common stock authorized for issuance under such plan from 325,000 to 425,000.

To approve Proposal 3, a majority of the votes cast by stockholders present in person or represented by proxy at the 2018 Annual Meeting and voting on the matter must vote FOR Proposal 3. If your shares are held by your broker, bank, or nominee in “street name” and if you do not vote your shares or instruct your broker, bank, or nominee how to vote with respect to this item, your unvoted shares will be counted as “broker non-votes.” Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 3 and will have no effect on the vote.

Proposal 4—To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

To approve Proposal 4, a majority of the votes cast by stockholders present in person or represented by proxy at the 2018 Annual Meeting and voting on the matter must vote FOR Proposal 4. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 4. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions will not be counted as votes cast or shares voting on Proposal 4 and will have no effect on the vote.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote:

•   FOR Proposal 1—To elect the nominated Class III director for a term of three years expiring at the 2021 Annual Meeting of Stockholders.

•   FOR Proposal 2—To approve an amendment to our Amended and Restated 2009 Equity Incentive Plan to increase the number of shares of common stock authorized for issuance under such plan from 20,200,000 to 29,200,000.

•   FOR Proposal 3—To approve an amendment to our Director’s Deferred Compensation Plan (as amended) to increase the number of shares of common stock authorized for issuance under such plan from 325,000 to 425,000.

•   FOR Proposal 4—To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Are there other matters to be voted on at the 2018 Annual Meeting?	We do not know of any other matters that may come before the 2018 Annual Meeting. If any other matters are properly presented to the meeting, the persons named in the accompanying proxy card intend to vote, or otherwise act, in accordance with their judgment.

Where do I find the voting results of the 2018 Annual Meeting?	We will report the voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the end of the 2018 Annual Meeting.

Who bears the costs of soliciting these proxies?	We will bear the costs of soliciting proxies. In addition to the mailing of these proxy materials, our directors, officers, and employees may solicit proxies by telephone, email, and in person, without additional compensation. We have retained Alliance Advisors, LLC at an estimated cost of $10,000 plus reimbursements of expenses to assist in our solicitation of proxies. Upon request, we will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials to stockholders.

How can I receive future proxy statements and annual reports over the internet instead of receiving printed copies in the mail?	This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2017 are available on our website at http://investor.agenusbio.com/SEC-Filings. Most stockholders can elect to view future proxy statements and annual reports over the internet instead of receiving printed copies in the mail.

If your shares are registered directly in your name, you can choose this option when you vote over the internet and save us the cost of producing and mailing these documents. You can also choose to view future proxy statements and annual reports over the internet. Your election to receive proxy materials by email will remain in effect until you revoke the election and request a full set of printed proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site.

If your shares are held in “street name,” you should check the information provided by your broker, bank, or other nominee for instructions on how to elect to view future proxy statements and annual reports over the internet. No material on our website is part of this proxy statement.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors has nominated the individual listed below for election as a Class III director. The nominee currently serves as a Class III director.

Our Board of Directors (the “Board”) is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The Board currently consists of six members. Two members are Class I directors, with terms expiring at the 2019 Annual Meeting. Two members are Class II directors, with terms expiring at the 2020 Annual Meeting of Stockholders. Two members are Class III directors, with terms expiring at the 2018 Annual Meeting of Stockholders. The Board has nominated Wadih Jordan, a current Class III director, for re-election to a term expiring at the 2021 Annual Meeting of Stockholders. Shalini Sharp, a current Class III director, is not being nominated for re-election at the 2018 Annual Meeting of Stockholders. Ms. Sharp will cease serving on the Board immediately following the 2018 Annual Meeting of Stockholders, and the Board will be reduced to five members.

For more information on nomination of directors, see “Corporate Governance and Nominating Committee” below in the section entitled “Our Corporate Governance—Committees of the Board.”

Your vote is requested in favor of Wadih Jordan, the nominee listed below, as a Class III director. The nominee has indicated his willingness to serve, if elected, but if he should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board.

There are no family relationships between or among any of our executive officers, directors, or nominee for director.

Below are the names and certain information about each member of the Board (other than Ms. Sharp), including the nominee for election as a Class III director:

NOMINEE FOR CLASS III DIRECTOR—TERM TO EXPIRE IN 2018

Wadih Jordan Age: 83 Director since 2003 (a) Compensation Committee (Chair) (b) Audit and Finance Committee	Mr. Jordan was most recently the founder and President of NearEast Enterprise, L.L.C. from 2011 to April 2015, a company that marketed pharmaceuticals in Near East markets, including Lebanon, Turkey, Saudi Arabia, Egypt, and the Gulf countries. From 1995 to 2011, Mr. Jordan served as President of NearEast Pharma LLC, a company that provided pharmaceutical, biotechnology and equipment for pharmaceutical industries to the Near East and Middle East markets. From 1993 to 1995, Mr. Jordan served as a Vice President of Cyanamid International, a research-based life sciences company, and from 1976 to 1993, Mr. Jordan served as a Managing Director within Cyanamid International. Since December 2003, Mr. Jordan has been a trustee of the Board of Directors of the Lebanese American University, located in Beirut, Lebanon, and incorporated under the Board of Regents in New York State. Mr. Jordan received a bachelor’s degree in agriculture at the American University of Beirut, Lebanon, and a certificate in international business from Columbia University. Mr. Jordan brings to our Board years of expertise in both the biotechnology/pharmaceutical and international arenas.

CLASS I DIRECTORS—TERMS TO EXPIRE IN 2019

Brian Corvese Age: 60 President and Founder of Vencor Capital Director since 2007 (a) Audit and Finance Committee (Chair) (b) Compensation Committee (c) Executive Committee (Chair)	Since 1999, Mr. Corvese has been the President and Founder of Vencor Capital (“Vencor”), a private equity firm with telecommunications and technology investments in the Middle East and Mediterranean regions. Prior to working at Vencor, Mr. Corvese worked on investments in the U.S. and global equity markets as a Managing Director and partner at Soros Fund Management, the largest hedge fund in the world at the time. From 1988 to 1996, Mr. Corvese was a partner at Chancellor Capital Management (“Chancellor”), a $25 billion money management firm. While at Chancellor, Mr. Corvese was a Portfolio Manager with responsibility for investments made in basic industries, restructurings, and special situations, corporate governance investments, as well as founded and managed his own hedge fund. From 1981 to 1988, Mr. Corvese was with Drexel Burnham Lambert (“Drexel”) as an equity analyst following the chemical and specialty chemical industries and participated in a significant number of merger and acquisition activities. While at Drexel, Mr. Corvese was a member of the top chemical and specialty chemical research team, as ranked by Institutional Investor. Mr. Corvese currently serves on the Board of Directors of the National Telecommunications Corporation, based in Cairo, Egypt, and Protagenic Therapeutics, Inc. based in Ontario, Canada. Mr. Corvese earned degrees in finance and political science from The University of Rhode Island and attended New York University Graduate School. With over 30 years of experience in the financial industry, Mr. Corvese brings substantial financial expertise to our Board.

Timothy R. Wright

Age: 60

President and Chief Executive Officer of M2Gen, Corp.

Director since 2006, Lead

Director since 2009

(a) Compensation Committee

(b) Corporate Governance

and Nominating Committee

(Chair)

(c) Audit and Finance

Committee

(d) Executive Committee

Mr. Wright is President and Chief Executive Officer of M2Gen Corp., a privately held health informatics company. Mr. Wright also serves on the Board of Directors of M2Gen Corp. From April 2015 through July 2017, Mr. Wright was the Executive Vice President, Business Development, Strategy and Innovation at Teva Pharmaceuticals Industries Ltd. Mr. Wright also serves as chairman of The Ohio State University Comprehensive Cancer Center Drug Development Institute, and director of the Ohio State University Innovation Foundation. From July 2011 to July 2012, Mr. Wright served as Chairman, Interim CEO, and a member of the Board of Directors of Curaxis Pharmaceuticals Corporation, a research based company dedicated to finding cures for age-related diseases, including Alzheimer’s disease and cancer. Prior to Mr. Wright’s tenure at Curaxis, the company had been experiencing financial difficulties and, as a result, Curaxis filed for Chapter 11 bankruptcy in July 2012. Prior to that, Mr. Wright served as President of the Imaging Solutions and Pharmaceutical Products Sector of Covidien. Mr. Wright brings to our Board over 29 years of global pharmaceutical industry experience in general management, product development, and commercialization as well as business restructuring and transaction experience. Beginning in April 2004, Mr. Wright was interim CEO, President and a member of the Board of Directors of AAI Pharma, a hybrid pharmaceutical, drug delivery/manufacturing, and global clinical research organization. Upon the sale of AAI Pharma’s pharmaceutical assets to Xanodyne Pharmaceuticals Inc., Mr. Wright transitioned to Chief Operating Officer at Xanodyne Pharmaceuticals Inc., a role he maintained until May 2006. Mr. Wright was also President of Elan Bio-Pharmaceuticals and has held several senior management positions with Cardinal Health Inc. and Dupont Merck Pharmaceutical Company. Over his career, Mr. Wright has served on nine

Boards of Directors, five in North America and four in Europe and Asia. Mr. Wright earned his bachelor’s degree from The Ohio State University.

CLASS II DIRECTORS—TERMS TO EXPIRE IN 2020

Garo H. Armen, Ph.D. Age: 65 Founder, Chairman, and Chief Executive Officer of Agenus Inc. Director since 1999 (a) Executive Committee	Dr. Armen is Chairman and Chief Executive Officer of Agenus Inc., which he co-founded in 1994. Dr. Armen brings to our Board a deep historical and practical knowledge of the business of the Company and its technologies, as well as years of expertise in the financial and biopharmaceutical arenas. From mid-2002 through 2004, he was Chairman of the Board of Directors for the biopharmaceutical company Elan Corporation, plc which he helped restructure. Dr. Armen currently serves as non-executive Chairman of the Board of Directors of Protagenic Therapeutics, Inc., a publicly held biotechnology company. Dr. Armen is also the founder and Chairman of the Children of Armenia Fund, a philanthropic organization established in 2000 that is dedicated to the positive development of the children and youth of rural Armenia. He holds a Ph.D. degree in physical organic chemistry from the City University of New York.

Ulf Wiinberg Age: 59 Acting Chief Executive Officer of Hansa Medical AB Director since 2016 (a) Corporate Governance and Nominating Committee (b) Executive Committee	Mr. Wiinberg has almost 20 years of senior leadership experience, currently serving as Acting Chief Executive Officer of Hansa Medical AB. Prior to this, Mr. Wiinberg served as Chief Executive Officer of H. Lundbeck A/S (“Lundbeck”) from June 2008 to December 2014. Lundbeck is a global pharmaceutical company developing and marketing treatments for psychiatric and neurological disorders. He previously served on the boards of several health care industry associations and held multiple executive roles at Wyeth, one of the world’s largest research-driven pharmaceutical companies that was acquired by Pfizer in 2009. He served as President of Wyeth Europe, Africa and Middle East; President of Consumer Healthcare; Managing Director of Wyeth UK, and in various commercial positions. Mr. Wiinberg currently serves on the boards of UCB SA, a global biopharmaceutical company based in Belgium, Avillion LLP (Chairman), a London-based drug development company, Hansa Medical AB (Chairman), a Swedish biopharmaceutical company, and Alfa Laval AB, a Swedish industrial company. Mr. Wiinberg brings to our Board years of experience in the biotechnology, pharmaceutical and healthcare industries internationally.

Vote Required

The nominee for director receiving the highest number of votes FOR election will be elected as a director. This is called a plurality. If your shares are held by your broker, bank, or nominee in “street name” and if you do not vote your shares or instruct your broker, bank, or nominee how to vote with respect to this item, your unvoted shares will be counted as “broker non-votes.” Abstentions and “broker non-votes” are not counted for purposes of electing directors. You may vote FOR the nominee or WITHHOLD your vote from the nominee. Votes that are withheld will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.

The Board of Directors recommends a vote FOR the nominee for Director.

OUR CORPORATE GOVERNANCE

Our Commitment to Good Corporate Governance

We believe that good corporate governance and an environment of high ethical standards are important for Agenus to achieve business success and to create value for our stockholders. The Board is committed to high governance standards and to continually working to improve them. We continue to review our corporate governance practices in light of ongoing changes in applicable law and evolving best practices.

Role of Our Board

The Board monitors our overall corporate performance, the integrity of our financial controls, risk management and legal compliance procedures. It appoints senior management and oversees succession planning and senior management’s performance and compensation. The Board also oversees our short- and long-term strategic and business planning, and reviews with management its business plan, financing plans, budget, and other key financial and business objectives.

Members of the Board keep informed about our business through discussions with our Chief Executive Officer and other members of our senior management team, by reviewing materials provided to them by management on a regular basis and in preparation for Board and committee meetings, and by participating in meetings of the Board and its committees. Senior management regularly reviews key portions of our business with the Board. These practices afford the Board members the opportunity to actively participate in risk management assessment and raise questions and engage in discussions with management regarding areas of potential risk. The Audit and Finance Committee of the Board reviews the risk management practices of the Company and both the Corporate Governance and Nominating Committee and the Audit and Finance Committee receive an annual report from the Company’s Chief Compliance Officer outlining areas of compliance focus and proposed recommendations. Additionally, the Compensation Committee reviews the Company’s executive compensation program and the incentives created by the executive compensation program, to assess whether our compensation arrangements encourage excessive risk-taking by our executives.

We introduce our executives and other employees to the Board so that the Board can become familiar with our key talent. Timothy R. Wright, our Lead Director, introduces each new Board member to our Corporate Governance policies and their responsibilities to the Company as a director. Each Board member receives a Board of Directors handbook that provides the director with a summary of these practices and policies.

Board Meetings and Attendance

In 2017, the Board met nine times and acted by written consent once. During 2017, each of our directors attended at least 75% of (i) the total number of meetings of the Board held during the period during which the director served and (ii) all meetings of committees of the Board on which the director served during the periods the director served. All of our Board members attended our 2017 Annual Meeting of Stockholders. We expect each of our Board members to attend the 2018 Annual Meeting.

Governance Guidelines

The Board is guided by our Guidelines on Significant Corporate Governance Issues (our “Governance Guidelines”). We believe our Governance Guidelines demonstrate our continuing commitment to good corporate governance. The Board reviews our Governance Guidelines from time to time, as needed, and at least once annually. Our Governance Guidelines are posted on the corporate governance section of our website at http://investor.agenusbio.com/board-committees. No material on our website is part of this proxy statement.

Performance of Our Board

We consider it important to continually evaluate and improve the effectiveness of the Board, its committees and its individual members. We do this in various ways. Each year, the Lead Director surveys the Board members to assess the effectiveness of the Board and its committees. Using these surveys, the Lead Director assesses the Board’s performance and the performance of individual members, and reports his conclusions to the full Board. The assessment also evaluates the Board’s effectiveness in reviewing executive management, conducting appropriate oversight and adding value to Agenus. Each of the Board’s standing committees also conducts annual self-evaluations.

At each Board meeting, each Board member has the opportunity to assess the effectiveness of the materials presented and the conduct of the meeting, and to offer suggestions for improvement at future meetings.

Code of Business Conduct and Ethics

The Board originally adopted our Code of Business Conduct and Ethics (the “Code of Ethics”) in 2003. The Board reviewed, revised, and updated the Code of Ethics most recently in January 2018. The Code of Ethics applies to all members of the Board and all employees of Agenus, including our Chief Executive Officer and Principal Financial and Accounting Officer. Among other matters, our Code of Ethics prohibits the members of the Board and all employees of Agenus from buying or selling our securities while in possession of material, non-public information about the Company. Our Code of Ethics is posted on the corporate governance section of our website at http://investor.agenusbio.com/board-committees. No material on our website is part of this proxy statement. We intend to post on our website all disclosures that are required by law or Nasdaq listing rules concerning any amendments to, or waivers from, our Code of Ethics. Stockholders may request a free copy of our Code of Ethics by writing to Investor Relations, Agenus Inc., 3 Forbes Road, Lexington, MA 02421.

Independence of Directors

Our Governance Guidelines and Nasdaq listing rules provide that a majority of the Board should be composed of independent directors. The Corporate Governance and Nominating Committee annually reviews the independence of the directors and reports to the Board which directors it recommends that the Board determine are independent. The Board then makes the final determination. The Board takes into account Nasdaq listing rules, applicable laws and regulations, and other factors in making its determinations including potential conflicts of interest, transactions, and other relationships that would reasonably be expected to compromise a director’s independence. The Board has determined that Mr. Corvese, Mr. Jordan, Ms. Sharp, Mr. Wiinberg, and Mr. Wright are currently independent directors. Dr. Armen is currently not an independent director because he is employed as our Chief Executive Officer. In making independence determinations with regard to other directors, the Board considered transactions between us and a director or a director’s affiliates and any positions a director holds with entities with commercial relationships with us.

Executive Sessions of Independent Directors

Our independent directors typically meet in executive session without management present immediately prior to regularly scheduled Board meetings and at least quarterly. Four such meetings were held during 2017.

Leadership Structure of the Board

Mr. Wright, an independent director, serves as the Lead Director of the Board and as Chair of the Corporate Governance and Nominating Committee. Mr. Wright also serves on the Compensation Committee, the Audit and Finance Committee and the Executive Committee. In addition to the duties of all directors, the specific responsibilities of the Lead Director include: (i) acting as chair of the Corporate Governance and Nominating Committee; (ii) developing the agenda for and presiding over all executive sessions of the independent directors; (iii) acting as principal liaison between the independent directors and the Chief Executive Officer on sensitive issues and raising at any meeting of the Board items that are not appropriately or best put forward by the Chief Executive Officer; and (iv) communicating to the Chief Executive Officer the independent directors’ annual evaluation of the Chief Executive Officer. The Company’s Chief Executive Officer serves as the Chairman of the

Board. We believe that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business, and most capable of effectively identifying strategic priorities and leading the discussion and execution of our Company’s strategy. Our independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight, and expertise from outside the Company and from inside and outside the Company’s industry, while the Chief Executive Officer brings Company-specific experience and expertise. To assure effective independent oversight, the Company has adopted a number of governance practices, including:

•	a strong, independent, clearly-defined Lead Director role (as described above);

•	executive sessions of the independent directors held prior to quarterly board meetings; and

•	an annual performance evaluation of the Chairman/Chief Executive Officer by the independent directors.

While there may be circumstances in the future that would lead the Company to separate the offices of Chairman and Chief Executive Officer, we do not believe this is currently necessary due to the nature and size of the operations of the Company, the overall independence of the Board from management, and the strength of the Lead Director’s role on the Board.

Committees of the Board

The Board currently has four standing committees: the Audit and Finance Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Executive Committee. The Board also appoints from time to time ad hoc committees to address specific matters.

Audit and Finance Committee

Members: Brian Corvese, Chair Wadih Jordan Timothy R. Wright	Meetings in 2017: 7

The Audit and Finance Committee consists entirely of independent directors within the meaning of the Nasdaq listing rules and the requirements contemplated by Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”). During 2017, the Audit and Finance Committee consisted of Mr. Corvese (Chair), Dr. Malik, Mr. Jordan and Mr. Wright. Dr. Malik retired from the Board on June 28, 2017, and Mr. Jordan joined the Audit and Finance Committee on June 29, 2017. The Board has determined that Mr. Corvese qualifies as an audit committee financial expert. For a description of Mr. Corvese’s relevant experiences that qualify him as an audit committee financial expert, please see his biography on page 8. The Audit and Finance Committee’s primary function is to assist the Board in monitoring the integrity of our consolidated financial statements and our system of internal control. The Audit and Finance Committee has direct responsibility for the appointment, independence, and monitoring of the performance of our independent registered public accounting firm. The committee is responsible for pre-approving any engagements of our independent registered public accounting firm. The committee also reviews our risk management practices, strategic tax planning, preparation of quarterly and annual financial reports, and compliance processes.

The Audit and Finance Committee members meet regularly with our independent registered public accounting firm, without management present and with members of management in separate private sessions, to discuss any matters that the committee or these individuals believe should be discussed privately with the committee, including any significant issues or disagreements concerning our accounting practices or consolidated financial statements. The committee also reviews the Code of Ethics annually, and periodically meets with our Chief Compliance Officer. The committee conducts a meeting each quarter to review our consolidated financial statements prior to the public release of earnings. The committee has the authority to engage special legal, accounting or other consultants to advise the committee. The committee also has the authority to delegate to subcommittees any responsibilities of the full committee. The Audit and Finance Committee charter is posted on the corporate governance section of our website at http://investor.agenusbio.com/board-committees. No material on our website is part of this proxy statement. Please also see the Report of the Audit and Finance Committee on page 66.

Compensation Committee

Members: Wadih Jordan, Chair Brian Corvese Timothy R. Wright	Meetings in 2017: 12

The Compensation Committee consists entirely of independent directors within the meaning of applicable Nasdaq listing rules. During the entirety of 2017, Mr. Jordan (Chair), Mr. Corvese and Mr. Wright were members of the Compensation Committee. The committee’s primary responsibilities are to address our executive officers’ and other key employees’ development, retention, and performance and to oversee compensation and benefit matters. It reviews and approves compensation policies for Agenus to ensure that our compensation strategy supports organizational objectives and stockholder interests and does not create incentives for inappropriate risk-taking. The committee reviews, determines and approves the compensation of the Chief Executive Officer, all other executive officers and certain other key employees. It also reviews and recommends compensation for members of the Board. Additionally, the committee approves and recommends, and suggests material changes to, executive and key employee incentive compensation and benefits policies, including equity and director compensation plans.

The Compensation Committee considers appropriate companies for compensation comparison purposes and retained an outside compensation consultant in 2017, Radford, an Aon Hewitt Company—a division of Aon Corporation (“Radford”), to evaluate our executive compensation program and to provide market reference information relating to compensation and benefits. The committee has the authority to retain legal, accounting, or other consultants to advise the committee. The committee also has the authority to delegate to subcommittees any responsibilities of the full committee. The Compensation Committee charter is posted on the corporate governance section of our website at http://investor.agenusbio.com/board-committees. No material on our website is part of this proxy statement. Please also see the Compensation Discussion and Analysis starting on page 16, and the accompanying Compensation Committee Report on page 30. Radford does not provide any services to the Company or the Compensation Committee other than those described above. After consideration of the six independence assessment factors provided under the listing rules of Nasdaq, the Compensation Committee determined that Radford, as an advisor to the Compensation Committee during 2017, was independent and that the work performed by Radford did not raise any conflicts of interest in 2016 that would preclude the Compensation Committee from reviewing and considering Radford’s analyses when making compensation decisions.

Corporate Governance and Nominating Committee

Members: Timothy R. Wright, Chair Shalini Sharp Ulf Wiinberg	Meetings in 2017: 4

The Corporate Governance and Nominating Committee consists entirely of independent directors within the meaning of applicable Nasdaq listing rules. During the entirety of 2017, the Corporate Governance and

Nominating Committee consisted of Mr. Wright (Chair), Ms. Sharp and Mr. Wiinberg. Ms. Sharp will no longer serve on the Board or the Corporate Governance and Nominating Committee following the 2018 Annual Meeting. The Corporate Governance and Nominating Committee is responsible for recommending to the Board policies relating to the conduct of Board affairs, the process for annual evaluation of the Board and the Chief Executive Officer, issues of corporate public responsibility, and overseeing the Company’s management succession planning process. It periodically evaluates the composition of the Board, the contributions of individual directors, and the Board’s effectiveness as a whole. The committee reviews the Company’s ethics and compliance activities under the Code of Ethics and meets periodically with our Chief Compliance Officer, including meeting, as needed, for separate private sessions with the Chief Compliance Officer without other members of management present.

The Corporate Governance and Nominating Committee recommends to our full Board individuals to serve as directors. The committee recommends to the Board guidelines and criteria for Board membership and reviews with the Board, on a periodic basis, the appropriate skills and characteristics required of Board members in the context of the then current needs of Agenus. The committee is responsible for reviewing with the Board the appropriate personal characteristics and professional competencies preferred of Board members, who are expected to work together as a team to properly oversee our strategies and operations. In general, all directors are expected to possess certain personal characteristics necessary to create a highly functional and collegial Board, which include personal and professional integrity, practical wisdom and mature judgment, an inquisitive and objective perspective, and time availability for performing the duties of a director.

The Board, as a group, is expected to encompass a range of talents, ages, skills, diversity, and expertise sufficient to provide sound and prudent guidance with respect to the operations and interests of our business. Examples of desired professional competencies include accounting and financial literacy, industry knowledge, medical or scientific knowledge, and management experience. When evaluating potential new Board appointments, the Corporate Governance and Nominating Committee considers these factors, but does not have any fixed criteria for candidates it recommends because the Board believes that a flexible evaluation process allows the committee to make sound judgments based on the needs of the organization and specific attributes of each candidate without a need for a formal policy on diversity. Candidates should also be enthusiastic about service on our Board and working collaboratively with existing Board members to create value for all of our stockholders.

The Corporate Governance and Nominating Committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders because it does not believe such a policy is necessary given that no unaffiliated stockholder has ever recommended a director candidate. When considering director candidates, the Corporate Governance and Nominating Committee, in consultation with the Chief Executive Officer and full Board, considers the current strengths on the existing Board, the current needs of the organization, and anticipated future activities and requirements of both the Board and the organization as a whole. Historically, director candidates have been generally identified primarily through referrals and the executive network pool of the Board and senior executives. If the committee were to receive a recommendation for a director candidate from a stockholder, the committee expects that it would evaluate such a candidate using the criteria described above. The committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis, accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least one year as of the date that the recommendation is made. To submit a recommendation for a nomination, a stockholder may write to the Lead Director, Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421, Attention: Lead Director c/o Chief Compliance Officer.

In addition, our by-laws permit stockholders to nominate individuals, without any action or recommendation by the committee or the Board, for election as directors at an annual meeting of stockholders. For a description of this by-law provision, see Additional Information on page 67 of this proxy statement. The charter of the Corporate Governance and Nominating Committee is posted on the corporate governance section of our website at http://investor.agenusbio.com/board-committees. No material on our website is part of this proxy statement.

Communications with the Board

You may contact the Board or any committee of the Board by writing to Board of Directors (or specified committee), Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421, Attn: Lead Director c/o Chief Compliance Officer. You should indicate on your correspondence that you are an Agenus stockholder. Communications will be distributed to the Lead Director, the appropriate committee chairman, or other members of the Board or executive management, as appropriate, depending on the facts and circumstances stated in the communication received. Executive management will generally determine the proper response to inquiries of a commercial nature, which generally will not be forwarded to the Lead Director. Inquiries regarding accounting, internal controls over financial reporting, or auditing matters will be forwarded to the Chair of the Audit and Finance Committee, and inquiries involving matters governed by the Code of Ethics will be forwarded to the Chair of the Corporate Governance and Nominating Committee and the Chief Compliance Officer.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for the year ended December 31, 2017 were Mr. Jordan (Chair), Mr. Corvese, and Mr. Wright. No member of the Compensation Committee was at any time during 2017, or formerly, an officer or employee of Agenus or any subsidiary of Agenus. No executive officer of Agenus has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity while an executive officer of that other entity served as a director of Agenus or member of the Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executives who are named in the “Summary Compensation Table” below, who are referred to throughout this proxy statement as our “named executive officers,” and the material factors relevant to an analysis of these policies and decisions. Our named executive officers for 2017 are:

•	Dr. Garo H. Armen—Chairman and Chief Executive Officer

•	Christine M. Klaskin—Vice President, Finance

•	Dr. Alexander Duncan—Chief Technology Officer and Head of Research

•	Karen H. Valentine—Chief Legal Officer and General Counsel

•	Dr. Robert B. Stein—Former President, Research & Development(1)

•	Dr. Jean-Marie Cuillerot—Former Chief Medical Officer(2)

(1)	Dr. Stein retired as our President of R&D and became a senior R&D advisor to the Company, effective April 1, 2017.
(2)	Dr. Cuillerot’s employment with Agenus ended on January 17, 2018.

Executive Summary

Our executive compensation program is designed to attract and retain the highest caliber talent, reward strong performance and align incentives with the creation of long-term stockholder value, taking into consideration the Company’s resource constraints. The short-term compensation (base salary and target annual incentive bonuses) of our named executive officers is positioned at approximately the 50th percentile of our compensation peer group, and our long-term incentive programs are designed to preserve our cash resources, promote long-term decision-making and value creation and reward stock price appreciation.

Our performance in 2017 met the majority of our annual goals that had been established under our annual bonus plan, despite challenging circumstances, including limited financial and human resources, aggressive timelines and third-party competition. As more specifically described below, during 2017 we:

•	Completed dose escalation trials for AGEN1884 (anti-CTLA-4) and AGEN2034 (anti-PD-1);

•	Launched a Phase 2 trial with the combination of AGEN1884 and Keytruda in patients with 1L NSCLC and over 50% PD-L1 expression;

•	Reported initial safety and immunogenicity of our neoantigen vaccine, AutoSynVan;

•	Progressed development of next generation CTLA-4 and bispecific antibodies towards IND filings;

•	Launched AgenTus Therapeutics, our cell therapy subsidiary; and

•	Advanced our preparations for commercial supply readiness.

We believe that our incentive compensation programs were administered in a manner consistent with our operating performance, long-term objectives, and compensation philosophy. Based on the Company’s overall performance in 2017, the annual incentive bonuses paid to our named executive officers (other than Dr. Stein and Dr. Cuillerot) for 2017 performance ranged from 124% to 150% of their target bonus amounts.

Compensation Philosophy

Our executive compensation program is designed to attract and retain the highest caliber executive talent and reward and align incentives with the creation of long-term stockholder value, while effectively managing the risks and challenges inherent to a biotechnology company of our size and stage of development. We offer a compensation package that combines short- and long-term components, cash and equity, and fixed and variable payments, in proportions that we believe appropriately incentivize our executives to achieve the following goals:

•	create long-term stockholder value;

•	build a creative and high-performing team whose members understand and share our business objectives and ethical and cultural values and retain these key team members;

•	demonstrate leadership and innovation in the identification, development, and commercialization of product candidates that fit our strategic objectives;

•	effectively manage the multiple dimensions of our business, from research and development, through clinical trials, manufacturing, strategic alliances, and all aspects of our operations in order to maximize the value of each dollar deployed; and

•	identify and address our short- and long-term financing requirements in a highly strategic and creative manner, and deploy available funds for the maximum benefit to our stockholders.

Our general philosophy is to emphasize equity over cash compensation and long-term over short-term compensation. Our executive compensation program not only aims to be competitive in our industry, but also to be fair relative to other professionals within our organization. Our executives’ base salaries, target annual incentive bonus levels, and target annual long-term incentive award values are set at levels that are competitive with those of our peer group. Executives have the opportunity to earn above-market pay for above-market performance as measured against our peer group. See “Competitive Market Review” below for further information on our peer group.

We continually review our executive compensation program in order to ensure that it rewards our executives for achieving our goals and objectives in a manner consistent with our philosophy and values and at levels that are competitive with our peer group. In designing our executive compensation program, we also seek to reward executive decisions that are consistent with the Company’s goals and objectives and that deliver positive stockholder returns. We evaluate and reward our executives based on the Company’s performance, their contribution to the achievement of short- and long-term goals and objectives, and their ability to take advantage of unique opportunities and overcome difficult challenges within our business. We believe that our mix of short-term and long-term incentives, and our process of evaluating performance results, assist us in managing risk-taking that may result from our compensation program and aligning our employees’ behavior with our overall business plan and the interests of our stockholders. Our Compensation Committee has concluded that our current compensation programs present no risks that are reasonably likely to have a material adverse effect on the Company.

At the Company’s 2017 Annual Meeting of Stockholders, our stockholders had the opportunity to cast an advisory vote (a “say-on-pay” vote) on the compensation of our executives as disclosed in our proxy statement for that meeting. Our stockholders approved the say-on-pay proposal by an affirmative vote of 96.6% of the votes cast on that proposal. Our Compensation Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation, and this approach has not changed since the 2017 Annual Meeting of Stockholders. Our Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for our executives.

At the Company’s 2017 Annual Meeting of Stockholders, our stockholders also had the opportunity to cast an advisory vote (a “say-on-frequency” vote) on how often the Company should include a say-on-pay proposal in its proxy statements for future annual meetings. Our stockholders approved a proposal to hold say-on-pay votes once every three years. Accordingly, our Board adopted a policy to hold say-on-pay votes every three years until the next required “say-on-frequency” advisory vote, which is to be held at our 2023 Annual Meeting of Stockholders.

Competitive Market Review

The market for top-tier executive talent in the biotechnology industry is highly competitive. In order to attract and retain a superior leadership team we need to draw upon a pool of talent that is highly sought-after by both large and established pharmaceutical and biotechnology companies in and outside our geographic area and by other life science companies.

We believe we have a competitive advantage in our ability to offer significant upside potential through stock options and other equity-based awards. In addition, we offer market-competitive cash compensation levels through base salaries and cash bonus opportunities. We also compete on the basis of our vision of future success, our culture and values, the cohesiveness and productivity of our teams, and the excellence of our scientists and management personnel.

In order to succeed in attracting highly-talented executives, we continuously monitor market trends and draw upon surveys prepared by Radford, our Compensation Committee’s independent compensation consultant, custom research developed by Radford, and other nationally-recognized surveys. Our Compensation Committee reviews data that analyzes various cross-sections of our industry as well as relevant geographical areas.

Market References: How We Define Market and How We Use Market Compensation Data. Our Compensation Committee has engaged Radford since 2016 as its independent compensation consultant to evaluate our executive compensation program and compare it to other programs in the market.

Defining the Market. For 2017, we used two market references to evaluate our executive compensation program against those in the market:

1.	The Radford Global Life Sciences Survey, a national survey of executive compensation levels and practices that covers over 1,400 positions in more than 800 life science organizations. We focused primarily on a pre-determined subset of companies in our sector with between 100 and 1,100 employees and a market cap between $130M-$1.2B (average $399M).

2.

Proxy data derived from a peer group of biotechnology companies of a similar headcount, market capitalization, development stage and therapeutic focus as the Company. On an annual basis, our compensation consultant recommends, and our Compensation Committee approves, a group of comparable companies as our peer group. In 2017, our Compensation Committee worked closely with Radford to review, evaluate and develop our peer group with an emphasis on biotechnology and pharmaceutical companies with a similar headcount and market capitalization. Based on discussions with, and the recommendation of, Radford, our Compensation Committee selected a peer group for

2017 that removed three companies from the prior year’s peer group and added four new companies. Our peer groups for 2016 and 2017 were as follows:

2016 Peer Group	2017 Peer Group
Aduro Biotech, Inc.	Acceleron Pharma Inc.
Array BioPharma Inc.	Aduro Biotech, Inc.
Celldex Therapeutics, Inc.	Argos Therapeutics, Inc.
Clovis Oncology, Inc.	Array BioPharma Inc.
CTI BioPharma Corp.	BioTime, Inc.
Cytokinetics, Incorporated	Celldex Therapeutics, Inc.
Dynavax Technologies Corporation	CTI BioPharma Corp.
Five Prime Therapeutics, Inc.	Cytokinetics, Incorporated
ImmunoGen, Inc.	Dynavax Technologies Corporation
Immunomedics, Inc.	Epizyme, Inc.
Infinity Pharmaceuticals, Inc.	Five Prime Therapeutics, Inc.
Inovio Pharmaceuticals, Inc.	ImmunoGen, Inc.
MacroGenics, Inc.	Immunomedics, Inc.
NewLink Genetics Corporation	Inovio Pharmaceuticals, Inc.
Omeros Incorporated	MacroGenics, Inc.
OncoMed Pharmaceuticals, Inc.	NewLink Genetics Corporation
Peregrine Pharmaceuticals, Inc.	Omeros Incorporated
Rigel Pharmaceuticals, Inc.	OncoMed Pharmaceuticals, Inc.
Zogenix, Inc.	Rigel Pharmaceuticals, Inc.
Zogenix, Inc.

Determining Market Levels and Specific Comparisons. We compare our executive compensation program and amounts of compensation against our peer group by reviewing each compensation component (measured at target in the case of annual and long-term incentive opportunities) and total compensation. The comparisons made in this process are used to determine our approximate position relative to the appropriate market reference by each element of compensation and in total.

Total Compensation

We intend to continue our strategy of compensating our executives at competitive levels, with the opportunity to earn above-market pay for above-market performance. We will continue to emphasize long-term equity incentives and performance-based incentive compensation to maintain our competitive pay philosophy.

For 2017, the total compensation for our named executive officers generally fell between the 40th and 60th percentile of total compensation paid to executives holding equivalent positions in our peer group. For this purpose, total compensation includes annual base salary, target annual incentive bonus and the grant date value of equity awards. We believe that the total compensation for our named executive officers was reasonable given our corporate performance and our financial circumstances.

The competitive posture of our actual annual compensation paid or earned versus market references will vary year to year based on Company and individual performance, as well as the performance of our peer group and the respective levels of compensation paid by peer group companies to their executives. We expect to continue targeting total compensation at approximately the 50th percentile of our peer group, with an emphasis on performance-based compensation. Further, in light of our compensation philosophy, we believe that the total compensation package for our executives should continue to consist of base salary, annual incentive bonuses, long-term equity-based incentive compensation, and certain other benefits.

Role of Our Compensation Committee

Our Compensation Committee approves, administers, and interprets our executive compensation and benefit programs, including awards under our 1999 Equity Incentive Plan (as amended) and our Amended and Restated 2009 Equity Incentive Plan (the “2009 Equity Incentive Plan”). Our Compensation Committee is appointed by our Board, and consists entirely of directors who are “non-employee directors” for purposes of Rule 16b-3 under the 1934 Act. Our Compensation Committee is comprised of Mr. Jordan (Chair), Mr. Corvese and Mr. Wright.

Our Compensation Committee seeks to ensure that our executive compensation program is consistent with our compensation philosophy and our Governance Guidelines, and determines the executive compensation packages offered to our executives.

Executive Compensation Program

Components of our Executive Compensation Program

Our executive compensation program consists of the following four components (each described in more detail below):

•	Short-term compensation (including base salary and annual incentive bonuses);

•	Long-term incentives;

•	Benefits; and

•	Severance compensation and termination protection.

To determine levels of overall executive compensation, our Compensation Committee balances individual, functional area, and company-wide goals and achievements. For purposes of setting the annual goals under our annual bonus program, each executive participates in establishing the objectives of our Company as a whole and offers his or her views as to the goals of each functional area, insofar as those goals impact the individual executive’s own functional area. After the end of the relevant year, we also ask our executives to provide feedback not only on their own performance and that of their particular functional area, but also of other functional areas and our entire organization. We see this process both as the optimal way of assembling accurate information regarding expected and actual performance, as well as an integral part of our culture of collaborative, team-oriented management. Final goals and objectives for our annual bonus program are approved by the Board.

In 2017, our Company goals and objectives included:

•	Complete anti-CTLA-4 and anti-PD-1 dose escalation trials and select combination dose;

•	Complete process development for anti-CTLA-4/PD-1 pivotal study material;

•	Complete ASV Phase 1 proof of mechanism study;

•	Complete IND submissions for PhosphoSynVax or select a lead candidate for TCR targeting phosphopeptides and for adoptive cell therapy;

•	Complete IND enabling activities for three additional programs;

•	Advance four discovery programs through the nomination of lead candidates;

•	Restructure key partnership to streamline development, increase control over cash burn and clarify control of bispecific products;

•	Define the development path for bispecific lead and establish bispecific platform;

•	Finalize commercial, manufacturing and supply chain plan;

•	Increase scale and capacity at Agenus West;

•	Establish a global quality system;

•	Optimize R&D organization structure and resource allocation while continuing to build development and clinical operations capabilities and other identified gaps;

•	Increase exposure amongst key constituencies, including institutional stockholder base and top-tier analysts, and strengthen investor relations;

•	Secure adequate funding to advance business goals, including timeline to potential commercial launch; and

•	Maintain high levels of employee engagement and retention.

At the end of each year, our executives and our Compensation Committee evaluate the achievement of the Company’s goals and objectives and begin discussions regarding goals and objectives for the next year. Incentive compensation, based on the achievement of goals and objectives, may be awarded in the form of an annual incentive bonus and/or equity-based awards. Equity-based awards are used to align the interests of our executives with those of our stockholders and to promote a long-term performance perspective and incentivize the achievement of our long-term goals and objectives.

The general structure of our executive compensation program is consistent with that for non-executive members of the Agenus management team.

Short-Term Compensation.

Our short-term compensation program consists of base salary and annual incentive bonuses. Base salary provides a fixed rate of base compensation to recognize the experience, skills, knowledge, and responsibilities of each executive, and takes into account competitive market conditions.

Base Salary: Base salaries for our executives are generally positioned at or around the 50th percentile of our peer group (see “Competitive Market Review” above for further information on our peer group). In establishing the base salaries of our executives, our Compensation Committee (with input from our Chief Executive Officer, other than with respect to his own base salary) takes into account a number of factors, including the executive’s seniority, experience, position and functional role, and responsibilities.

We also consider the following factors when determining base salary:

•	For newly-hired executives, we consider the base salary of the executive at his or her prior employer and any unique personal circumstances that motivated the executive to leave that prior position and join Agenus. In addition, we consider the base salaries for corresponding positions within our peer group and the competitive market.

•	For executives who are newly-promoted to a position, we consider their prior salary and experience and the base salaries for corresponding positions within our peer group and the competitive market. If an executive does not have the same level of experience at the time of promotion as a counterpart hired from outside the Company would, we may implement a multi-step approach to bringing his or her base salary in line with targeted levels. Base salary increases at each of these steps will be contingent on the continued strong performance of the executive.

The base salaries of our executives are reviewed on an annual basis, and adjustments are made to reflect the executive’s performance, as well as competitive market conditions. Increases are considered within the context of our overall annual financial position before more specific individual and market competitive factors are considered. We do not apply specific formulas to determine base salary increases. In 2017, our Compensation Committee approved base salary increases for Dr. Armen, Dr. Cuillerot, Dr. Duncan and Ms. Valentine, as described below under “Compensation Actions for our Named Executive Officers.” Base salaries for Dr. Stein and Ms. Klaskin were not increased in 2017.

Annual Incentive Bonuses: Annual incentive bonuses for our executives are based on achievement of the Company’s goals and objectives as well as individual performance as outlined in our Executive Incentive Plan. Each executive is eligible to receive an annual incentive bonus ranging from 0-200% of his or her target bonus based on our Compensation Committee’s evaluation of the achievement of Company goals and objectives and such individual’s performance. The Company’s annual goals and objectives are set at the beginning of each year and are reviewed and approved by our Compensation Committee and the Board. At the end of the year, management prepares a report outlining the extent to which Company goals and objectives were achieved and presents that report to our Compensation Committee along with a recommendation on the executives’ annual incentive bonus payout levels, as a percentage of their target bonuses. Our Compensation Committee evaluates the report, along with any relevant supporting documentation, and considers it in the context of any change in facts or circumstances that could have impacted goal attainment throughout the year. From time to time, our Compensation Committee may request supplemental information from management to support the committee’s evaluation. Based on this evaluation, as well as the Company’s available financial resources, our Compensation Committee determines the appropriate level for the executives’ annual incentive bonus payouts. There is no quantifiable formula or weighting of goals. As a result, our Compensation Committee exercises discretion in establishing the level of the executives’ bonus payout, taking into account the level of achievement of the Company goals as a whole. Once determined, the recommended bonus payout level is applied to each executive’s target bonus percentage to establish his or her annual incentive bonus payout. Our Compensation Committee may exercise further discretion to adjust the actual bonus paid to any individual executive based on his or her individual performance and its impact on the Company’s overall performance (with input from our Chief Executive Officer, other than with respect to his own bonus), which it did in 2017, as described below under “Compensation Actions for our Named Executive Officers.”

For 2017, each of our executives were eligible to receive a target annual incentive bonus, expressed as a percentage of his or her base salary. Target bonus amounts were set based on competitive benchmarks, the Committee’s assessment of overall Company performance and the individual’s unique contribution to the Company’s overall performance. In March 2017, the Compensation Committee increased Dr. Duncan’s annual incentive bonus target from 30% to 40% of his base salary, as described below under “Compensation Actions for our Named Executive Officers.” Annual incentive bonus targets for all other named executive officers were unchanged in 2017.

In determining the annual incentive bonus payouts for our executives for 2017, our Compensation Committee determined that the majority of the stated goals and objectives for 2017, as described above, were accomplished, and considered the following additional key company achievements: (i) launched Phase 2 trial with the combination of AGEN1884 and Keytruda in patients with 1L NSCLC and over 50% PD-L1 expression and (ii) launched AgenTus Therapeutics, our cell therapy subsidiary.

Our Compensation Committee gave weight to the fact that these accomplishments were made in a challenging economic environment in which the management team was under substantial resource constraints, and that the accomplishments in 2017 were critical in advancing the development of our diverse portfolio, reducing our reliance on contract manufacturing organizations, effectively managing our cost structure and advancing the Company towards potential commercialization. The range in individual annual incentive bonus payouts reflects each executive’s unique contribution to the Company’s overall performance, as determined by our Compensation Committee. The table below shows the following for each of our named executive officers in 2017: target annual incentive bonus (as a percentage of base salary), actual annual incentive bonus received (as a percentage of base salary) and actual annual incentive bonus received (as a percentage of target). Dr. Stein retired as President of R&D and became a senior R&D advisor to the Company effective April 1, 2017 and upon his retirement forfeited any entitlement to a 2017 annual incentive bonus. Dr. Cuillerot’s employment ended on

January 17, 2018, and, in connection with his termination of employment, he forfeited any entitlement to a 2017 annual incentive bonus.

Named Executive Officer	2017 Target Bonus (% of base salary)	2017 Actual Bonus (% of base salary)	2017 Actual Bonus (% of target)
Dr. Armen	60%	81%	135%
Dr. Duncan	40%	50%	124%
Ms. Klaskin	30%	42%	140%
Ms. Valentine	40%	60%	150%
Dr. Stein	—	—	—
Dr. Cuillerot	—	—	—

Long-Term Incentives.

Our long-term incentives consist of time-vesting and performance-vesting stock options, restricted stock grants and performance shares. During 2017, only stock options and performance shares were granted to our executives. Performance shares reward performance and the achievement of key milestones that are important to our success. Stock options are performance-based because no value is created unless the value of our common stock appreciates after grant. We also grant stock options that are subject to performance-based vesting to further drive the achievement of key business objectives. Equity-based awards also support an ownership culture and thereby encourage our executives to take actions that are in the best interests of the Company’s long-term success. Our Compensation Committee grants equity incentives to our executives and employees generally to enable them to participate in the long-term appreciation of our stockholder value, as well as to share the impact of any business and market setbacks. Unlike many companies in our industry, we have a practice of granting equity-based awards deep in our organization, believing that we will succeed if our employees feel invested in us, our business and our future.

Initial and Promotional Long-Term Incentive Grants:

The size of the initial long-term incentive grant made to executives upon joining the Company or to current employees being promoted to executive positions is primarily based on competitive considerations applicable to the executive’s specific position. In addition, our Compensation Committee considers the number of shares of common stock underlying equity-based awards held by other executives in comparable positions within our Company and has, with the assistance of its independent compensation consultant, established long-term incentive guidelines for specified categories of executives. We believe this strategy is consistent with the approach of other companies in our peer group and, in our Compensation Committee’s view, is appropriate for aligning the interests of our executives with those of our stockholders over the long-term.

Market Comparisons:

We use a number of methodologies to make external comparisons when we determine the number of options, shares of restricted stock and/or performance shares to be granted to each executive. On an individual basis, we compare:

•	the fair value of the grant, determined using methods that are consistent with the guidance in Accounting Standards Codification 718, Compensation—Stock Compensation;

•	the face value (i.e., the number of shares multiplied by grant date stock price) of the grant by position;

•	the face value of the grant as a multiple of base salary;

•	the number of shares of common stock underlying all options, restricted stock and/or performance shares granted by position;

•	the number of shares of common stock underlying all options, restricted stock and performance shares, in total, granted, and still held, by position as a percentage of total shares granted and of total common shares outstanding; and

•	the proportion of exercisable to non-exercisable awards held in total.

On a total Company basis, we analyze:

•	total annual equity burn rates;

•	total number of shares remaining in the approved pool under our 2009 Equity Incentive Plan; and

•	equity overhang.

We believe these comparisons provide important additional context for comparing the competitiveness of our equity-based compensation practices versus the market in light of the Company’s own needs and circumstances.

Ultimately, awards to executives are driven by their and our Company’s performance over time, their ability to impact our results that drive stockholder value, their level within the organization, their potential to take on roles of increasing responsibility in our Company, and competitive equity award levels for similar positions in our peer group. Equity-based awards are not granted automatically to our executives on an annual basis.

Certain Awards:

2015 Grants:

In July 2015, our Compensation Committee approved a company-wide performance share grant to all employees at the time, including all of our executives, which are eligible to vest in one-third increments over the three-year period beginning on July 1, 2015 based on the achievement of certain key Company milestones that are significant to the success of our business and the recipient’s continued employment or service with the Company through the vesting date. Our Compensation Committee chose as the milestones what it believed to be key drivers of our business that will help create long-term value for our stockholders. Any portion of each performance share award that does not vest during the applicable year will be forfeited automatically at the end of such year.

In April 2016, one-third of the July 2015 grant vested when we dosed our first patient in our Phase 1 clinical trial for our antibody candidate targeting CTLA-4. In April 2017, an additional one-third of the July 2015 grant vested when we dosed our first patient in our Phase 1/2 clinical trial for our antibody candidate targeting PD-1. In October 2017, the final one-third of the July 2015 grant vested when Incyte dosed its first patient in its INCAGN 1949-201 study, which is a partnered program involving a CPM combination product candidate targeting OX40.

2016 Grants:

On March 31, 2016, as part of a Company-wide award, each of our executives received a grant of stock options, with an exercise price equal to the closing price of our common stock on the date of grant. These options vest as to one-third of the options on the first anniversary of the grant date and thereafter in quarterly installments, generally subject to the recipient’s continued employment or service with the Company. On this same date, our Compensation Committee approved an additional performance share grant to our executives that are eligible to vest (if at all) in a single tranche on March 31, 2019 if upon the 90-day average closing price of our common stock on such date exceeds the thresholds described below, generally subject to the recipient’s continued employment or service with the Company through that date (the “March 2016 Performance Share Grants”). As part of the March 2016 Performance Share Grants, each recipient was granted a target number of performance shares, with any ultimate vesting to be achieved as follows: (i) if the 90-day average closing price is less than $10 per share, no portion of the award will vest and the performance share awards will be forfeited in their entirety; (ii) if the 90-day average closing price is equal to $10 per share, 50% of each individual’s target award will vest immediately; (iii) if the 90-day average closing price is equal to $15 per share, 100% of each individual’s target award will vest immediately; (iv) if the 90-day average closing price is $20 per share or greater, 150% of each individual’s target award will vest immediately; and (v) if the 90-day average closing price is between $10 per share and $20 per share, a proportionate number of shares will vest immediately, determined on a straight-line basis. In the event of a change of control of the Company prior to March 31, 2019, the March 2016 Performance Share Grants are subject to vesting solely based upon the per share stock price in the change of control transaction and the above share price targets; if the per share price is less than $10 per share, no portion of the awards will vest and the awards will be forfeited in their entirety. Finally, certain of our executives received supplemental grants of stock options.

2017 Grants:

On March 31, 2017, as part of a Company-wide award, each of our executives received a grant of stock options, with an exercise price equal to the closing price of our common stock on the date of grant. These options vest as to one-third of the options on the first anniversary of the grant date and thereafter in quarterly installments, generally subject to the recipient’s continued employment or service with the Company.

Benefits.

We provide the following benefits to our executives generally on the same basis as the benefits provided to all of our employees:

•	Health, vision and dental insurance;

•	Life insurance;

•	Short- and long-term disability;

•	Flexible spending accounts;

•	401(k) plan; and

•	Employee Stock Purchase Plan.

We believe that these benefits are consistent with those offered by companies against which we compete for talent.

We have also provided personal health-related benefits to our executives from time to time, including certain benefits to Dr. Stein as described in the Summary Compensation Table. In 2017, we also provided Dr. Armen with an allowance to use a private aircraft for business and/or personal travel, we provided Dr. Duncan with a housing allowance, and we provided Dr. Stein with a housing allowance, access to Company housing, and financial planning and advisory services during the time he was an employee and for a brief transition period, all as described below. Consistent with prior years, we provided these benefits to Dr. Stein in order to allow him to focus on his duties as our President of R&D without the disruption associated with having to relocate his home, which we believed, in turn, would increase long-term stockholder value.

Severance Compensation and Termination Protection.

We have employment and change of control agreements with Dr. Armen and Ms. Valentine. Dr. Duncan and Ms. Klaskin participate in our executive change of control plan. These agreements and this plan provide for severance compensation to be paid if the executive’s employment is terminated under certain conditions, such as in connection with a change of control of the Company or a termination without cause by us, each as is defined in the respective agreements or plan. We previously were party to an employment and change of control agreement with Dr. Stein. In connection with his retirement, we entered into a severance agreement and a consulting agreement with him. Dr. Stein’s severance agreement and consulting agreement are described below under “Compensation Actions for our Named Executive Officers.”

The employment and change of control agreements and the executive change of control plan, as applicable, between the Company and our executives (other than Dr. Stein and Dr. Cuillerot) and the related severance compensation provisions are designed to meet the following objectives:

•	Change of Control: As part of our normal course of business, we may engage in discussions with other biotechnology and pharmaceutical companies about possible collaborations, licensing and/or other ways in which the companies may work together to further our respective long-term objectives. In addition, many larger established pharmaceutical companies consider companies at similar stages of development to ours as potential acquisition targets. In certain scenarios, a merger or sale of the Company may be in the best interests of our stockholders. We provide severance compensation if an executive’s employment is terminated following a change of control transaction in order to maintain management continuity in the event a potential transaction is announced and to promote the ability of our executives to act in the best interests of our stockholders even though their employment could be terminated as a result of the transaction.

•	Termination without Cause: If we terminate the employment of an executive who is party to an employment and change of control agreement without cause, or the executive resigns due to a compensation reduction or, in the case of Dr. Armen, for other good reason as defined in the applicable agreement, we are obligated to continue to pay the executive’s base salary, bonus, and medical and dental benefits for a defined period, as well as to provide outplacement services. We believe this is appropriate because the terminated executive would be bound by confidentiality, non-solicitation and non-competition provisions following such termination. In addition, having a mutually agreed to severance package that is in place prior to any termination event provides us with more flexibility to make a change in senior management if we consider such a change to be in our and our stockholders’ best interests.

Compensation Actions for our Named Executive Officers in 2017

Compensation actions for 2017 reflect our Compensation Committee’s assessments of performance relative to Company goals and objectives and individual performance objectives, and comparisons against the market references described above.

Dr. Armen, our Chief Executive Officer, makes recommendations to our Compensation Committee as to individual compensation actions for our executives, including our named executive officers, but excluding himself. Our Compensation Committee works with our Head of Human Resources and our independent compensation consultant to determine the specific compensation actions for our executives. Our Compensation Committee makes all final determinations regarding the compensation of our executives, including our named executive officers.

Our compensation actions for our Chief Executive Officer and our other named executive officers are summarized as follows:

Dr. Garo H. Armen—Chairman and Chief Executive Officer

•	Base Salary: In March 2017, our Compensation Committee increased Dr. Armen’s base salary by 4.3% from $575,000 to $600,000.

•	Annual Incentive Bonus: In March 2017, our Compensation Committee approved an annual incentive bonus of $485,000 to reward Dr. Armen for his performance in 2016.

•	Long-Term Incentives: In connection with a Company-wide award in March 2017, Dr. Armen was granted an option to purchase 853,000 shares of our common stock at an exercise price per share of $3.77, which was the fair market value of a share of our common stock on the grant date. The option has a five-year cliff vesting schedule where all options vest on the five-year anniversary of the grant date, generally subject to his continued employment or service with the Company. In March 2017, Dr. Armen was also granted 647,000 performance shares which are eligible to vest (if at all) in a single tranche on March 31, 2022 (or an earlier change of control), if the 20-day average closing price of the Company’s common stock on The Nasdaq Capital Market for the 20 days up to and including March 31, 2022 is greater than or equal to $15.00 per share and his continued employment or service with the Company through the vesting date. Both the stock option and performance share grants made to Dr. Armen in 2017 were intended to be larger, one-time grants to serve as a retention tool, rather than the more typical annual grants that have been made to Dr. Armen in the past and that were made to the rest of the executives in 2017. These awards were designed to provide an appropriate incentive that rewards Dr. Armen for stock price performance over time in line with shareholder interests.

•	Other Compensation: In 2017, our Compensation Committee approved an allowance of up to $150,000 for Dr. Armen to use private aircraft for business and/or personal travel. All personal use was treated as a perquisite and was taxable to him.

Christine M. Klaskin—Vice President, Finance

•	Base Salary: Our Compensation Committee made no change to Ms. Klaskin’s base salary for 2017.

•	Annual Incentive Bonus: In March 2017, our Compensation Committee approved an annual incentive bonus of $102,000 to reward Ms. Klaskin for her performance in 2016.

•	Long-Term Incentives: In connection with a Company-wide award in March 2017, Ms. Klaskin was granted an option to purchase 72,500 shares of our common stock at an exercise price per share of $3.77, which was the fair market value of a share of our common stock on the grant date. The option has a three-year vesting schedule where one-third of the options vest on the one-year anniversary of the grant date, with the remainder vesting in equal quarterly installments thereafter, generally subject to her continued employment or service with the Company.

Dr. Alexander Duncan—Chief Technology Officer and Head of Research

•	Base Salary: In March 2017, our Compensation Committee increased Dr. Duncan’s base salary by 26% from £202,772 ($254,556) to £254,903 ($320,000). In September 2017, our Compensation Committee increased Dr. Duncan’s base salary by 3.2% from £254,903 ($339,147) to £263,060 ($350,000) in connection with his promotion to Chief Technology Officer and Head of Research.

•	Annual Incentive Bonus: In March 2017, our Compensation Committee approved an annual incentive bonus of £120,000 ($154,584) to reward Dr. Duncan for his performance in 2016.

•	Annual Incentive Bonus Target: In March 2017, our Compensation Committee increased Dr. Duncan’s annual incentive bonus target from 30% to 40%.

•	Long-Term Incentives: In connection with a Company-wide award in March 2017, Dr. Duncan was granted an option to purchase 162,500 shares of our common stock at an exercise price per share of $3.77, which was the fair market value of a share of our common stock on the grant date. The option has a three-year vesting schedule where one-third of the options vest on the one-year anniversary of the grant date, with the remainder vesting in equal quarterly installments thereafter, generally subject to his continued employment or service with the Company.

•	Other Compensation: In 2017, the Company provided Dr. Duncan with a $30,000 housing allowance.

Karen H. Valentine—Chief Legal Officer and General Counsel

•	Base Salary: In March 2017, our Compensation Committee increased Ms. Valentine’s base salary by 2.9% from $340,000 to $350,000.

•	Annual Incentive Bonus: In March 2017, our Compensation Committee approved an annual incentive bonus of $210,000 to reward Ms. Valentine for her performance in 2016.

•	Long-Term Incentives: In connection with a Company-wide award in March 2017, Ms. Valentine was granted an option to purchase 162,500 shares of our common stock at an exercise price per share of $3.77, which was the fair market value of a share of our common stock on the grant date. The option has a three-year vesting schedule where one-third of the options vest on the one-year anniversary of the grant date, with the remainder vesting in equal quarterly installments thereafter, generally subject to her continued employment or service with the Company.

Dr. Robert B. Stein—Former President, Research & Development (retired April 1, 2017)

•	Base Salary: Our Compensation Committee made no change to Dr. Stein’s base salary for 2017.

•	Annual Incentive Bonus: In March 2017, our Compensation Committee approved an annual incentive bonus of $200,000 to reward Dr. Stein for his performance in 2016.

•	Other: Effective April 1, 2017, Dr. Stein retired as President of R&D and became a senior R&D advisor to the Company. The Company and Dr. Stein entered into a severance agreement and a consulting agreement, which superseded the terms of Dr. Stein’s employment and change of control agreement. Pursuant to the severance agreement, the Company immediately paid Dr. Stein $250,000 and agreed to pay the full premium of Dr. Stein’s participation in the Company’s medical and dental insurance plans for 15 months. Pursuant to the consulting agreement, Dr. Stein is paid a monthly retainer of approximately $35,400 during the term. The consulting agreement has an initial term of 15 months, which may be extended by mutual agreement, and can only be terminated by mutual consent or by the Company in the event Dr. Stein breaches the agreement or is unable to perform services for the Company. Dr. Stein’s equity awards continue to vest during the term of the consulting agreement. In the event there is a change of control of the Company during the term of the consulting agreement, the vesting on all of Dr. Stein’s stock options would be accelerated in full immediately.

Dr. Jean-Marie Cuillerot—Former Chief Medical Officer (employment ended January 17, 2018)

•	Base Salary: In January 2017, our Compensation Committee increased Dr. Cuillerot’s base salary by 6.7% from $375,000 to $400,000 in connection with his promotion to Chief Medical Officer. In March 2017, our Compensation Committee increased Dr. Cuillerot’s base salary by 6.3% from $400,000 to $425,000.

•	Annual Incentive Bonus: In March 2017, our Compensation Committee approved an annual incentive bonus of $175,000 to reward Dr. Cuillerot for his performance in 2016.

•	Long-Term Incentives: In connection with his promotion in January 2017, Dr. Cuillerot was granted an option to purchase 100,000 shares of our common stock at an exercise price per share of $3.72, which was the fair market value of a share of our common stock on the grant date. The option has a three-year vesting schedule where the shares vest in three equal annual installments beginning on the one-year anniversary of the grant date, generally subject to his continued employment or service with the Company. In connection with a Company-wide award in March 2017, Dr. Cuillerot was granted an option to purchase 232,500 shares of our common stock at an exercise price per share of $3.77, which was the fair market value of a share of our common stock on the grant date. The option has a three-year vesting schedule where one-third of the options vest on the one-year anniversary of the grant date, with the remainder vesting in equal quarterly installments thereafter, generally subject to his continued employment or service with the Company.

•	Other: Effective January 17, 2018, Dr. Cuillerot’s employment ended. The Company and Dr. Cuillerot entered into a severance agreement, which superseded the terms of Dr. Cuillerot’s employment and change of control agreement. Pursuant to the severance agreement, the Company is paying Dr. Cuillerot 75% of his base salary for 20 weeks following his termination, and Dr. Cuillerot’s equity awards continue to vest during such period.

Tax and Accounting Considerations

Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year that is paid to certain executive officers of the corporation. For 2017 and prior years, this limitation did not apply to compensation that qualifies as performance-based under Section 162(m). The performance-based compensation exception to Section 162(m) was repealed and certain other changes were made to Section 162(m), generally effective for taxable years beginning after December 31, 2017. As a result, compensation paid to certain current and former executive officers in excess of $1 million in a taxable year generally will not be deductible beginning in 2018 unless such compensation qualifies for transition relief applicable to legally-binding contracts that were in effect on November 2, 2017 or qualifies under a transition rule related to our initial public offering. In making compensation decisions, including those described above, the Compensation Committee considers the tax and accounting implications of its decisions, including limitations on tax deductibility. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executives necessary for our success. Accordingly, the Compensation Committee may, in its judgment, authorize compensation payments that are not deductible under Section 162(m) or that may otherwise be limited as to tax deductibility. The Compensation Committee has not adopted a policy that compensation must be tax deductible or have the most favorable accounting treatment to the Company.

Our Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. If accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the foregoing Compensation Discussion and Analysis, and based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the SEC.

By the Compensation Committee,

Wadih Jordan (Chair)

Brian Corvese

Timothy R. Wright

The Compensation Committee of the Board consists entirely of independent directors who are not officers or employees of Agenus. The Compensation Committee charter is posted on the corporate governance section of our website at http://investor.agenusbio.com/board-committees. No material on our website is part of this proxy statement.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

This table shows certain information about the compensation paid or awarded to, or earned by, our named executive officers for 2017, 2016, and 2015, as applicable.

Name and Principal Position	Year	Salary ($)		Bonus(5) ($)	Stock Awards(6) ($)		Option Awards(9) ($)		All Other Compensation(13) ($)	Total ($)
Garo H. Armen, Ph.D.(1)	2017	592,788		486,000	1,061,080	(12)	1,611,832	(10)	17,981	3,769,681
Chief Executive Officer	2016	575,000		485,000	480,975	(7)	1,699,334	(10)	3,981	3,244,290
	2015	544,538		490,000	—	(8)	833,099	(11)	8,271	1,875,908

Christine M. Klaskin	2017	250,000		105,000	—		136,996	(10)	5,481	497,477
Vice President, Finance	2016	250,000		102,000	49,005	(7)	113,138	(10)	5,481	519,624
	2015	239,846		108,750	—	(8)	155,542	(11)	11,486	515,624

Jean-Marie Cuillerot, M.D.(2)	2017	415,096		—	—		623,364	(10)	—	1,038,460
Former Chief Medical Officer

Alexander Duncan, Ph.D.(4)	2017	314,705		175,000	—		307,061	(10)	61,471	858,237
Chief Technology Officer and Head of Research

Robert Stein, Ph.D.(3)	2017	122,596	(3)	—	—		320,012	(10)	600,406	1,043,014
Former President, R&D	2016	411,635		200,000	123,420	(7)	656,918	(10)	167,133	1,559,106
	2015	373,654		249,600	—	(8)	413,144	(11)	101,559	1,137,957

Karen H. Valentine	2017	347,115		210,000	—		307,061	(10)	6,014	870,190
Chief Legal Officer and General Counsel	2016	340,000		210,000	99,825	(7)	337,338	(10)	6,058	993,221
	2015	319,692		220,320	—	(8)	304,274	(11)	12,659	856,945

(1)	As an employee-director, Dr. Armen receives no additional compensation for his service on the Board.
(2)	Dr. Cuillerot was hired July 2016 and became a named executive officer during 2017.
(3)	Dr. Stein retired as President of R&D and became a senior R&D advisor to the Company effective April 1, 2017.
(4)	Dr. Duncan was hired January 2015 and become a named executive officer during 2017.
(5)	Annual incentive bonuses paid under our annual incentive plan. Due to their terminations of employment, neither Dr. Stein nor Dr. Cuillerot received an annual incentive bonus for 2017.
(6)	Amounts shown reflect the grant date fair value of performance shares determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures, using a Monte Carlo simulation model. Please see the notes to our consolidated financial statements of our Annual Report on Form 10-K for the year ended December 31, 2017 for the assumptions used in valuing such awards. No stock awards were granted to our named executive officers other than Dr. Armen during 2017. Amounts in the table are valued based on the probable outcome of the performance conditions on the grant date.
(7)	Stock awards for 2016 include the grant date fair value of performance shares which may vest on March 31, 2019, based upon the 90-day average closing price of our common stock on such date, or on an earlier change of control based on the per share stock price in the change of control transaction, generally subject, in each case, to the named executive officer’s continued employment or service with the Company. Amounts in the table are valued based on the probable outcome of the performance conditions associated with these awards on the grant date, which assumed that all applicable performance conditions would be achieved in full.
(8)

Stock awards for 2015 include the grant date fair values of performance shares, which vest based on the completion of certain Company-related milestones. Amounts in the table are valued based on the probable outcome of the performance conditions associated with these awards on the grant date. Assuming the achievement of all applicable milestones, the grant date fair value of the 2015 awards would be $1,895,549 for Dr. Armen, $274,717 for Ms. Klaskin, $879,098 for Dr. Stein and $653,829 for Ms. Valentine, which represents the grant date fair values if all applicable performance conditions were achieved in full.
(9)	Amounts shown reflect the grant date fair value of options awarded during each of 2015, 2016 and 2017 determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures. Please see the notes to our consolidated financial statements of our Annual Report on Form 10-K for the year ended December 31, 2017 for the assumptions used in valuing such awards.
(10)	Option awards for 2017 and 2016 generally vest based on the named executive officer’s continued employment or service with the Company.
(11)	Option awards for 2015 include the grant date fair values of performance-based options granted in 2015 which vest based on the completion of certain Company-related milestones. Amounts in the table with respect to performance-based options are valued based on the probable outcome of the performance conditions associated with these awards. Amounts in the table with respect to these performance-based options are $123,556 for Dr. Armen, $18,019 for Ms. Klaskin, $20,078 for Mr. Baysal, $64,352 for Dr. Stein and $41,185 for Ms. Valentine, which would be $266,983 for Dr. Armen, $38,935 for Ms. Klaskin, $43,385 for Mr. Baysal, $139,054 for Dr. Stein and $88,994 for Ms. Valentine if all applicable performance conditions were achieved in full.
(12)	Stock awards for 2017 include the grant date fair value of performance shares which may vest on March 31, 2022, based upon the 20-day average closing price of our common stock on such date, generally subject, in each case, to the named executive officer’s continued employment or service with the Company, as described above in the section titled “Compensation Discussion and Analysis—Long-Term Incentives.” Amounts in the table are valued based on the probable outcome of the performance conditions associated with these awards on the grant date, which assumed that all applicable performance conditions would be achieved in full.
(13)	Please see the table below, which summarizes all other compensation for 2017.

Other Compensation

This table shows the components of the “All Other Compensation” received by our named executive officers in 2017.

Executive Officer	401(k) Match ($)	Severance and Consulting Fees ($)	Housing and Car Allowances ($)	Other Benefits ($)		Total ($)
Garo H. Armen, Ph.D.	3,981	—	—	14,000	(1)	17,981
Christine M. Klaskin	5,481	—	—	—		5,481
Jean-Marie Cuillerot, M.D.	—	—	—	—		—
Alex Duncan, Ph.D.	—	—	30,000	31,471	(2)	61,471
Robert Stein, Ph.D.	—	533,333	—	67,073	(3)	600,406
Karen H. Valentine	6,014	—	—	—		6,014

(1)	Represents personal use of a private aircraft valued at actual cost of flights.
(2)	Represents contribution to international pension plan.
(3)	Represents $19,074 for (i) use of a corporate apartment near the Company’s headquarters in Lexington, MA, valued at the full rental cost of the apartment, including utilities, for the days it was used by Dr. Stein, and (ii) use of a corporate apartment near the Company’s New York, NY office, valued at the full rental cost of the apartment, including utilities, for the days it was used by Dr. Stein for the period Dr. Stein was an employee. Includes payments of $23,129 made by the Company on Dr. Stein’s behalf in 2017 to a third party financial planning and advisory service for the period Dr. Stein was an employee. Includes payments of $24,870 made by the Company for medical insurance pursuant to Dr. Stein’s severance agreement.

Grants of Plan-Based Awards for 2017

This table shows our grants of plan-based awards to our named executive officers in 2017. The awards listed below were all granted under our 2009 Equity Incentive Plan. The exercise price of all stock options granted during 2017 was equal to the closing market price of the Company’s common stock on the date of the grant.

Executive Officer	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Garo H. Armen, Ph.D.	3/31/2017	(1)		853,000	3.77	1,611,832
Chief Executive Officer	3/31/2017	(2)	647,000			1,061,080

Christine M. Klaskin	3/31/2017	(3)		72,500	3.77	136,996
Vice President, Finance

Jean-Marie Cuillerot, M.D.	3/31/2017	(3)		232,500	3.77	439,333
Chief Medical Officer	1/26/2017	(4)		100,000	3.72	184,031

Alexander Duncan, Ph.D.	3/31/2017	(3)		162,500	3.77	307,061
Chief Technology Officer and Head of Research

Robert Stein, Ph.D.	3/31/2017	(3)		100,000	3.77	320,012
Former President, Research & Development

Karen H. Valentine	3/31/2017	(3)		162,500	3.77	307,061
Chief Legal Officer and General Counsel

(1)	Options have a five-year cliff vesting schedule where all options vest on the five-year anniversary of the grant date, generally subject to Dr. Armen’s continued employment with the Company.
(2)	Performance shares will vest on March 31, 2022 if the 20-day average closing price of our common stock as of such date is greater than or equal to $15 per share, generally subject to Dr. Armen’s continued employment with the Company, as described above in the section titled “Compensation Discussion and Analysis—Long-Term Incentives.”
(3)	Options have a three-year vesting schedule where one-third of the options vest on the one-year anniversary of the grant date, with the remainder vesting in equal quarterly installments thereafter, generally subject to the named executive officer’s continued employment or service with the Company.
(4)	Options have a three-year vesting schedule where the shares vest in three equal annual installments beginning on the one-year anniversary of the grant date, generally subject to Dr. Cuillerot’s continued employment or service with the Company. Dr. Cuillerot options continue to vest until the expiration of his post-employment consulting agreement in July 2018.
(5)	Represents the grant date fair value of stock options and performance shares granted during 2017 determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures. Amounts in the table are valued based on the probable outcome of the performance conditions associated with these awards on the grant date, which assumed that all applicable performance conditions would be achieved in full. See notes (6) and (9) to the Summary Compensation Table for the assumptions used in determining the grant date fair value of these awards.

Outstanding Equity Awards at Fiscal Year-End 2017

The following table shows outstanding equity awards for the named executive officers as of December 31, 2017:

	Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Garo H. Armen, Ph.D.	87,500	—		9.48	7/16/19	—		—
	42,500	—		9.42	9/10/18	—		—
	58,333	—		4.50	1/26/20	—		—
	81,654	—		6.30	1/4/21	—		—
	119,178	—		3.36	9/14/21	—		—
	250,000	—		5.34	6/14/22	—		—
	200,000	—		3.61	6/13/23	—		—
	140,000	—		2.72	9/12/23	—		—
	500,000	—		3.00	2/14/24	—		—
	236,000	14,000	(3)	5.04	2/12/25	—		—
	323,737	231,263	(6)	4.16	3/31/26	—		—
	—	—		—	3/31/19	198,750	(5)	647,925
	53,037			6.77	9/16/26	—		—
	—	853,000	(2)	3.77	3/31/22
		—			3/31/22	647,000	(2)	2,109,220

Christine M. Klaskin	4,537	—		9.48	7/16/19	—		—
	8,333	—		9.42	9/10/18	—		—
	12,500	—		4.50	1/26/20	—		—
	6,666	—		6.30	1/4/21	—		—
	16,563	—		3.36	9/14/21	—		—
	56,250	—		5.34	6/14/22	—		—
	32,500	—		3.61	6/13/23	—		—
	30,000	—		2.72	9/12/23	—		—
	100,000	—		3.00	2/14/24	—		—
	42,962	2,038	(3)	5.04	2/12/25	—		—
	17,499	12,501	(6)	4.16	3/31/26			—
	—	—		—	3/31/19	20,250	(5)	66,015
	7,551	—		6.77	9/16/26	—		—
	—	72,500	(6)	3.77	3/31/27	—		—

Jean-Marie Cuillerot, M.D.	—	—		—	3/31/19	41,250		134,475
	37,500	112,500	(7)	4.30	7/5/26	—		—
	—	100,000	(7)	3.72	1/26/27	—		—
	—	232,500	(6)	3.77	3/31/27	—		—

	Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)

Alexander Duncan, Ph.D.	—	—		—	3/31/19	20,250		66,015
	75,000	75,000		4.11	1/08/25	—		—
	46,663	33,337		4.16	3/31/26	—		—
	—	162,500	(6)	3.77	3/31/27	—		—

Karen H. Valentine	4,687	—		9.48	7/16/19	—		—
	8,333	—		9.42	9/10/18	—		—
	12,500	—		4.50	1/26/20	—		—
	14,740	—		6.30	1/4/21	—		—
	19,432	—		3.36	9/14/21	—		—
	75,000	—		5.34	6/14/22	—		—
	47,500	—		3.61	6/13/23	—		—
	40,000	—		2.72	9/12/23	—		—
	130,000	—		3.00	2/14/24	—		—
	85,337	4,663	(3)	5.04	2/12/25	—		—
	—	140,000	(6)	4.16	3/31/26
					3/31/19	41,250	(5)	134,475
	2,083			6.77	9/31/26	—		—
		162,500	(6)	3.77	3/31/27

Robert Stein, Ph.D.	112,500	37,500	(4)	3.14	1/10/24	—		—
	200,000	—		3.00	2/14/24	—		—
	117,712	7,288	(3)	5.04	2/12/25	—		—
	145,827	104,173	(6)	4.16	3/31/26	—		—
	—	—		—	3/31/19	51,000		166,260
	—	100,000	(6)	3.77	3/31/27	—		—

(1)	We valued the stock awards using the closing price of our common stock on The NASDAQ Capital Market on December 29, 2017, the last business day of 2017, which was $3.26 per share.
(2)	The performance shares vest based on the achievement of certain key Company performance milestones as described above in the section titled “Compensation Discussion and Analysis—Long-Term Incentives.” Amounts in the table represent the target number of performance shares.
(3)	The option vested on February 12, 2018.
(4)	The option vested on January 10, 2018.
(5)	The performance shares vest on March 31, 2019 based upon the 90-day average closing price of our common stock on such date, or on an earlier change of control based on the per share stock price in the change of control transaction, generally subject, in each case, to the named executive officer’s continued employment or service with the Company.

(6)	The option has a three-year vesting schedule where one-third of the options vest on the one-year anniversary of the grant date, with the remainder vesting in equal quarterly installments thereafter, generally subject to the named executive officer’s continued employment or service with the Company.
(7)	The option vests in three equal annual installments beginning on the one-year anniversary of the grant date, generally subject to the named executive officer’s continued employment or service with the Company.

Option Exercises and Stock Vested for 2017

The following table shows information about performance shares that vested in 2017 and the value realized on those awards by our named executive officers in 2017. No stock options were exercised by our named executive officers in 2017.

	Stock Awards
Name	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)(1)
Garo Armen, Ph.D.	143,930	502,316
Christine M. Klaskin	20,860	72,802
Alexander Duncan, Ph.D.	26,844	93,686
Jean-Marie Cuillerot, M.D.	—	—
Robert Stein, Ph.D.	66,750	232,958
Karen H. Valentine	49,646	173,265

(1)	Determined by multiplying the number of shares that vested by the closing price of our common stock on the date of vesting.

Pension Benefits for 2017

We do not have any plans providing for payments or other benefits to our named executive officers at, following, or in connection with, retirement.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans for 2017

We do not have any nonqualified defined contribution plans or other deferred compensation plans for our named executive officers.

Potential Payments Upon Termination or Change of Control

We have entered into certain agreements and maintain certain plans that may require us to make certain payments and/or provide certain benefits to our named executive officers in the event of a termination of employment or a change of control. Dr. Armen and Ms. Valentine are each currently party to employment and change of control agreements providing for payments in connection with such executive’s termination of employment or a change of control. Ms. Klaskin and Dr. Duncan are each subject to agreements under our executive change of control plan which provide for payments in connection with such executive’s termination of employment or a change of control. A “change of control” is defined in each of the agreements and plan generally as (i) the acquisition by any individual, entity or group of 50% or more of the common stock of the Company, (ii) a change in the incumbent Board such that incumbent directors cease to constitute at least a majority of our Board, (iii) a sale or other disposition of all or substantially all of the assets of the Company, or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. The following text and tables summarize the potential payments to each applicable named executive officer assuming that the triggering event occurred on December 31, 2017, the last day of our fiscal year, unless otherwise noted below.

Effective April 1, 2017, Dr. Stein retired as President of R&D and became a senior R&D advisor to the Company. The Company and Dr. Stein entered into a severance agreement and a consulting agreement, which superseded the terms of Dr. Stein’s employment and change of control agreement, the severance provisions of which were the same as those described below for Ms. Valentine (other than the gross-up provision contained in Ms. Valentine’s agreement). Pursuant to the severance agreement, the Company paid Dr. Stein $250,000 in a lump sum upon termination and agreed to pay the full premium of Dr. Stein’s participation in the Company’s medical and dental insurance plans for 15 months (the approximate value of these premium payments, based on the premium payments in effect during 2017, is $41,451). Pursuant to the consulting agreement, Dr. Stein is paid a monthly retainer of approximately $35,400. The consulting agreement has an initial term of 15 months, which may be extended by mutual agreement, and can only be terminated by mutual consent or by the Company in the event Dr. Stein breaches the agreement or is unable to perform services for the Company. Dr. Stein’s equity awards will continue to vest during the term of the consulting agreement. In the event there is a change of control of the Company during the term of the consulting agreement, the vesting on all of Dr. Stein’s stock options would be accelerated in full immediately.

Effective January 17, 2018, Dr. Cuillerot’s employment with the Company was terminated. The Company and Dr. Cuillerot entered into a severance agreement which superseded the terms of Dr. Cuillerot’s employment and change of control agreement. Pursuant to the severance agreement, the Company is paying Dr. Cuillerot 75% of his base salary for a 20-week period following termination (for an aggregate amount of severance payments equal to $122,596).

Our Chief Executive Officer

Under Dr. Armen’s employment and change of control agreement, if we terminate Dr. Armen’s employment without cause or if he terminates his employment for good reason (each, as defined in his agreement), he is entitled to receive from the Company:

•	his base salary for a period of 18 months, plus a lump sum payment of 150% of the higher of his target annual incentive bonus for the year of termination or his last actual annual incentive bonus;

•	coverage under our medical and dental plans for a period of 18 months following the date of termination;

•	a lump sum payment of $15,000 for outplacement assistance;

•	a gross-up for any taxes with respect to such outplacement assistance payment;

•	a gross-up payment for any taxes, interest and penalties imposed by Section 4999 of the Code; and

•	at the Compensation Committee’s discretion, the acceleration of vesting of any unvested stock options.

Under Dr. Armen’s employment and change of control agreement, “good reason” means the occurrence of any of the following events:

(i)	failure to continue Dr. Armen in the position of Chief Executive Officer;

(ii)	a material and substantial diminution in the nature or scope of his responsibilities, duties or authority;

(iii)	a material reduction in his base salary or benefits; or

(iv)	relocation of Dr. Armen’s principal office, without his prior consent, to a location more than 30 miles away (in the event of a change of control).

Upon a change of control, 100% of any of Dr. Armen’s outstanding unvested performance shares immediately vest (other than the March 2016 Performance Share Grant, which will vest based solely on the per share stock price in the change of control transaction as described above) and 50% of any of Dr. Armen’s outstanding unvested stock options as of the change of control date become vested and exercisable and, in the case of shares of restricted stock, no longer subject to forfeiture. If a change of control occurs and, within 24 months, we terminate Dr. Armen’s employment without cause or if he terminates his employment for good reason, he is entitled to receive from the Company:

•	a lump sum payment of 24 months of base salary plus two times the higher of his target annual incentive bonus for the year of termination or his last actual annual incentive bonus,

•	coverage under our medical and dental plans for a period of 24 months following the date of termination,

•	a lump sum payment of $15,000 for outplacement assistance,

•	a gross-up for any taxes with respect to such outplacement assistance payment,

•	a gross-up payment for any taxes, interest and penalties imposed by Section 4999 of the Code and

•	acceleration of vesting for all then-unvested stock options, performance shares (other than the March 2016 Performance Share Grant, which would have already vested or not based solely on the per share stock price in the change of control transaction) and shares of restricted stock as of the date of termination.

Additionally, under Dr. Armen’s employment and change of control agreement, he is subject to non-competition and non-solicitation restrictions for the greater of a period of 18 months post-termination or the period during which he is receiving post-termination payments from us.

Executive Benefits and Payments Upon Termination or Change of Control	Termination in Connection with a Change of Control* ($)	Termination without Cause or with Good Reason* ($)
Base Salary	1,200,000	900,000
Bonus Payment	972,000	729,000
Acceleration of Vesting of Equity	2,109,220	N/A
Perquisites and Other Personal Benefits	53,653	44,551
Gross-up Payments for Change of Control Excise Taxes	1,843,224	N/A
Total:	6,178,097	1,673,551

* We used the following assumptions to calculate these payments:

•	The value associated with cashing out all stock options and performance shares that accelerate as a result of the event described in the table is based on a stock price of $3.26, which was the closing market price of our common stock on December 29, 2017, the last business day of 2017. Awards were valued based on the number of shares associated with the then-unvested portion of each accelerated award multiplied by the difference between $3.26 and the exercise price related to such award (if any). For purposes of the table, we have assumed that performance shares that accelerate vest assuming achievement of the performance metrics in full. Upon a change of control without an associated termination of employment, the acceleration of vested equity would be valued at $1,054,610.

•	We assumed in each case that the termination of employment is without cause, Dr. Armen does not violate his non-competition or non-solicitation agreements with us following such termination, he does not receive medical and dental insurance coverage from another employer within two years of such termination, and he does not incur legal fees requiring reimbursement from us.

•	We used the same assumptions for health care benefits that we used for our financial reporting under generally accepted accounting principles in the United States.

•

For purposes of calculating his gross-up payments, the following are included as parachute payments: cash severance payable upon termination in connection with a change of control, the value of any outplacement services and benefits continuation due in the event of such a termination (including a tax gross-up in respect of outplacement services), and the value of the acceleration of outstanding equity awards, all determined in accordance with applicable tax regulations. We have assumed that all outstanding options are cashed out in the assumed transaction for an amount equal to the excess, if any, of $3.26 (the closing price of our common stock on December 29, 2017) over the exercise price per share under the option, multiplied by the number of shares subject to the option and that all performance shares vest in full. Finally, these figures assume that none of the parachute payments will be discounted as attributable to reasonable compensation and no value is attributed to the executive executing a non-competition agreement in connection with the assumed termination of employment.

Other Named Executive Officers

Under Ms. Valentine’s employment and change of control agreement, if we terminate Ms. Valentine’s employment without cause or if Ms. Valentine terminates her employment following a material reduction in base salary or benefits (“Compensation Reduction”), Ms. Valentine is entitled to receive from the Company:

•	her base salary for a period of 12 months plus a lump sum payment of the higher of her target annual incentive bonus for the year of termination or her last actual annual incentive bonus;

•	coverage under our medical and dental plans for a period of 12 months following the date of termination;

•	a lump sum payment of $15,000 for outplacement assistance;

•	a gross-up for any taxes with respect to such outplacement assistance payment;

•	a gross-up payment for any taxes, interest and penalties imposed by Section 4999 of the Code; and

•	at the Compensation Committee’s discretion, the acceleration of vesting of any unvested equity awards.

Under Ms. Valentine’s employment and change of control agreement, upon a change of control:

•	100% of any of Ms. Valentine’s outstanding unvested performance shares as of the change of control date immediately vest (other than the March 2016 Performance Share Grant, which will vest based solely on the per share stock price in the change of control transaction as described above);

•	50% of any of Ms. Valentine’s outstanding unvested stock options and shares of restricted stock as of the change of control date become vested and exercisable, and in the case of shares of restricted stock, no longer subject to forfeiture; and

•	If a change of control occurs and, within 18 months, we terminate Ms. Valentine’s employment without cause or if Ms. Valentine terminates her employment for a Compensation Reduction or good reason (as defined below), Ms. Valentine is entitled to receive from the Company:

•	a lump sum payment of 18 months of base salary plus 150% of the higher of her target annual incentive bonus for that year or her last actual annual incentive bonus;

•	coverage under our medical and dental plans for a period of 18 months following the date of termination;

•	a lump sum payment of $15,000 for outplacement assistance;

•	a gross-up for any taxes with respect to such outplacement assistance payment;

•	a gross-up payment for any taxes, interest and penalties imposed by Section 4999 of the Code; and

•	acceleration of vesting for all unvested stock options and shares of restricted stock as of the date of termination.

Under Ms. Valentine’s employment and change of control agreement, “good reason” means the occurrence of any of the following events:

(i)	relocation of Ms. Valentine’s principal office, without their prior consent, to a location more than 30 miles away;

(ii)	failure of the Company to continue Ms. Valentine in the position held immediately prior to the change of control; or

(iii)	a material and substantial diminution in the nature or scope of her responsibilities, duties or authority.

Under the change of control agreement with Ms. Klaskin, upon a change of control:

•	100% of any of Ms. Klaskin’s outstanding unvested performance shares as of the change of control date immediately vest (other than the March 2016 Performance Share Grant, which will vest based solely on the per share stock price in the change of control transaction as described above);

•	50% of each of Ms. Klaskin’s outstanding unvested stock options and shares of unvested restricted stock as of the change of control date become vested and exercisable, and in the case of restricted stock, no longer subject to forfeiture; and

•	If a change of control occurs and, within 18 months, we terminate Ms. Klaskin’s employment without cause or if Ms. Klaskin terminates her employment for good reason, she is entitled to receive from the Company:

•	a lump sum payment of 18 months of base salary plus 150% of the higher of her target annual incentive bonus for the year of termination or her last actual annual incentive bonus;

•	coverage under our medical and dental plans for 18 months following the date of termination;

•	a lump sum payment of $15,000 for outplacement assistance;

•	a gross-up for any taxes with respect to such outplacement assistance payment; and

•	the acceleration of vesting of all unvested stock options and unvested restricted stock as of the date of the change of control.

Under the change of control agreement with Dr. Duncan, upon a change of control:

•	100% of any of Dr. Duncan’s outstanding unvested performance shares as of the change of control date immediately vest (other than the March 2016 Performance Share Grant, which will vest based solely on the per share stock price in the change of control transaction as described above);

•	50% of each of Dr. Duncan’s outstanding unvested stock options and shares of unvested restricted stock as of the change of control date become vested and exercisable, and in the case of restricted stock, no longer subject to forfeiture; and

•	If a change of control occurs and, within 18 months, we terminate Dr. Duncan’s employment without cause or if Dr. Duncan terminates his employment for good reason, he is entitled to receive from the Company:

•	a lump sum payment of 12 months of base salary plus the higher of his target annual incentive bonus for the year of termination or his last actual annual incentive bonus;

•	coverage under our medical and dental plans for 12 months following the date of termination;

•	a lump sum payment of $10,000 for outplacement assistance;

•	a gross-up for any taxes with respect to such outplacement assistance payment; and

•	the acceleration of vesting of all unvested stock options and unvested restricted stock as of the date of the change of control.

Under the change of control agreement with Ms. Klaskin and Dr. Duncan, “good reason” means: (i) a material reduction in his/her base salary, benefits, duties or responsibilities; or (ii) relocation of his/her principal office, without his/her consent, to a location more than 30 miles away.

Additionally, under Ms. Klaskin’s, Dr. Duncan’s and Ms. Valentine’s agreements, they are each subject to a non-competition and non-solicitation period for the greater of 12 months post-termination or the period during which the officer is receiving post-termination payments from us.

The following table shows the payments that our named executive officers (other than Drs. Armen and Stein) would have been entitled to receive in the event of a termination of employment (i) in connection with a change of control and (ii) without cause or for compensation reduction or with good reason, in each case as of December 31, 2017. Dr. Cuillerot’s employment ended January 17, 2018, and the amount below reflects actual severance paid to Dr. Cuillerot under a post-employment consulting agreement.

		Termination in Connection with a Change of Control* ($)			Termination without Cause or For Compensation Reduction or with Good Reason* ($)
Executive Benefits and Payments Upon Termination or Change of Control	Ms. Klaskin	Dr. Duncan	Ms. Valentine	Dr. Cuillerot	Ms. Klaskin	Dr. Duncan	Ms. Valentine	Dr. Cuillerot
Base Salary	375,000	352,500	525,000	—	n/a	n/a	350,000	122,596
Bonus Payment	157,500	175,000	315,000	—	n/a	n/a	210,000	—
Acceleration of Vesting of Equity	—	—	—	—	n/a	n/a	n/a	—
Perquisites and Other Personal Benefits	19,742	11,496	52,227	—	n/a	n/a	40,556	—
Gross-up Payments for Change of Control Excise Taxes	n/a	n/a	n/a	—	n/a	n/a	n/a	—
Total:	552,242	538,996	892,227	—	n/a	n/a	600,556	122,596

*	We used the following assumptions to calculate these payments:

•	The value associated with cashing out all stock options and performance shares is based on a stock price of $3.26, which was the closing market price of our common stock on December 29, 2017, the last business day of 2017. Awards were valued based on the number of shares associated with the then-unvested portion each accelerated award multiplied by the difference between $3.26 and the exercise price related to such award (if any). For purposes of the table, we have assumed that performance shares that accelerate vest in full.

•	We assumed in each case that termination of employment is without cause, the executive does not violate his or her non-competition or non-solicitation agreements with us following such termination, the executive does not receive medical and dental insurance coverage from another employer within 18 months of such termination, and the executive does not incur legal fees requiring reimbursement from us.

•	We used the same assumptions for health care benefits that we used for our financial reporting under generally accepted accounting principles in the United States.

•

Assuming a December 31, 2017 change of control and termination date, Ms. Valentine would not receive a gross-up payment and none of our other named executive officers is entitled to a gross-up. For purposes of these payments, the following are included as parachute payments: cash severance payable upon termination in connection with a change of control, the value of any outplacement services and benefits continuation due in the event of such a termination (including a tax gross-up in respect of outplacement services), and the value of the acceleration of outstanding equity awards, all determined in accordance with applicable tax regulations. We have assumed that all outstanding options are cashed out in the assumed transaction for an amount equal to the excess, if any, of $3.26 (the closing price of our common stock on December 29, 2017) over the exercise price per share under the option, multiplied by the number of shares subject to the option and that all performance shares vest in full. Finally, these figures assume that none of the parachute payments will be discounted as attributable to reasonable compensation and no value is attributed to the executive executing a non-competition agreement in connection with the assumed termination of employment.

Change of Control Under Our 2009 Equity Incentive Plan

Under our 2009 Equity Incentive Plan, in the event of a change of control (as determined by the Board), the Board may make a provision for the continuation, acceleration or assumption or substitution of unvested options and restricted stock, or provide for a cash-out of outstanding awards.

DIRECTOR COMPENSATION

The following table shows the compensation paid or awarded to each non-employee director for his or her service as a non-employee director in 2017:

Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(2)(4) ($)	All Other Compensation(3) ($)	Total ($)
Brian Corvese	103,000	133,962	80,000	319,962
Wadih Jordan	68,000	144,471	—	212,471
Shahzad Malik	28,750	—	—	28,750
Shalini Sharp	49,375	117,738	—	167,113
Ulf Wiinberg	64,375	117,738	60,000	242,113
Timothy Wright	113,375	132,874	60,000	306,249

(1)	Includes fees earned in 2017 but deferred pursuant to our Directors’ Deferred Compensation Plan (as amended).
(2)	Amounts shown reflect the grant date fair value of stock options awarded during 2017 determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures. Please see the notes to our consolidated financial statements of our Annual Report on Form 10-K for the year ended December 31, 2017 for the assumptions used in valuing such awards.
(3)	Amounts shown reflect RSU grants made to the Executive Committee of the Board, as described more below.
(4)	Aggregate number of stock option and RSU awards held by each director as of December 31, 2017 was:

Brian Corvese	189,136
Wadih Jordan	172,550
Shahzad Malik	93,750
Shalini Sharp	253,216
Ulf Wiinberg	145,915
Timothy Wright	204,332

Employee directors do not receive any additional compensation for their service as a director. Each year, the Compensation Committee reviews the compensation we pay to our non-employee directors. The committee compares our Board compensation to compensation paid to non-employee directors by companies in our peer group, described above. The committee also considers the responsibilities that we ask our Board members to assume and the amount of time required to perform those responsibilities.

In March 2017 and in connection with the Company’s restructuring efforts, the Board formed a new committee, called the Executive Committee. Given the departure of certain members of the Company’s senior management team, the Board formed the Executive Committee to act on behalf of the Board more frequently between regularly scheduled Board meetings. Following the formation of the Executive Committee, the Board dissolved the Business Development Advisory Committee in June 2017.

Cash and Equity Compensation for Non-Employee Directors for 2017

Type of Fee
Annual retainer	$40,000
Additional annual retainer for Lead Director	$20,000
Additional annual retainer for Audit and Finance Committee Chair	$20,000
Additional annual retainer for Audit and Finance Committee member	$10,000
Additional annual retainer for Compensation Committee Chair	$20,000
Additional annual retainer for Compensation Committee member	$10,000
Additional annual retainer for Corporate Governance and Nominating Committee Chair	$15,000
Additional annual retainer for Corporate Governance and Nominating Committee member	$7,500
Additional annual retainer for Business & Development Advisory Committee Chair	$15,000
Additional annual retainer for Business & Development Advisory Committee member	$7,500
Additional annual retainer for Executive Committee Chair	$40,000
Additional annual retainer for Executive Committee member	$20,000
Additional annual RSU grant for Executive Committee Chair(1)	$80,000
Additional annual RSU grant for Executive Committee member(1)	$60,000
Additional meeting fee for each individual Board or Committee meeting in excess of 10 meetings	$1,500
Initial stock option grant(2)	75,000 shares
Annual stock option grant(3)	50,000 shares

(1)	RSU grants to the Executive Committee Chair and members vest entirely on the one-year anniversary of the grant date. The number of shares underlying the award is based on the closing price of the Company’s common stock on Nasdaq on the grant date.
(2)	Initial stock option grants vest over three years in equal annual installments on each anniversary of the date of grant, generally subject to continued service through the applicable vesting date.
(3)	Annual stock option grants vest entirely on the earlier of (i) the one-year anniversary of the grant date and (ii) the following year’s annual stockholder meeting, in each case, generally subject to continued service through the vesting date.

Agenus also reimburses non-employee directors for reasonable travel and out-of-pocket expenses in connection with his or her service as director.

Our Directors’ Deferred Compensation Plan (as amended) (the “DDCP”) permits each non-employee director to defer all or a portion of his or her cash compensation until his or her service ends or until a specified date. A director may credit his or her deferred cash into an interest bearing account, an equity account tied to the value of our common stock, or a combination of both. As a matter of policy, directors are encouraged to elect to defer twenty-five percent of their cash compensation into an equity account under the DDCP.

The Board has adopted a policy guideline that encourages directors to hold 10,000 shares of our common stock within a reasonable period of time following their election or appointment to the Board. In addition to purchasing shares in the open market, directors may utilize the DDCP or the Agenus Board Compensation Policy, which allows directors to receive their compensation in stock, to acquire these shares. In accordance with the requirements of the DDCP, elections to defer compensation thereunder must be made prior to the end of the third quarter of the prior calendar year. In some cases, a director, due to securities law restrictions, may be unable to purchase such shares until such election takes effect.

Chief Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of total annual compensation for Dr. Armen, our chairman and chief executive officer (the “CEO”), to the median of the annual total compensation of all our employees (other than the CEO). For 2017:

•	Dr. Armen’s total annual compensation: $3,769,681;

•	Median annual total compensation of all employees (other than CEO): $109,358; and

•	Ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees (other than CEO): 34:1

In determining the median employee, we chose December 31, 2017 as the date to identify our median employee, and we identified our median employee using the consistently applied compensation measure of 2017 Box 1 W-2 wages. In making this determination, we annualized the compensation of all employees who were hired in 2017 and were working for us on December 31, 2017, but who did not work for us the entire fiscal year. After we identified our median employee, we measured the employee’s annual total compensation under SEC rules using base salary earned in 2017, annual cash bonus paid in March 2018 for the 2017 performance year, the grant date value of any equity awards received in 2017 and the 401(k) match provided by the Company in 2017, in each case, if applicable. We calculated our median employee’s total annual compensation using the same methodology we used to calculate Dr. Armen’s annual total compensation, as reflected in the “Total” column of the Summary Compensation table above.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

OWNERSHIP OF OUR COMMON STOCK

Ownership By Management

On April 24, 2018, Agenus had 103,999,081 shares of common stock issued and outstanding. The table below shows certain information about the beneficial ownership of Agenus common stock, as of April 24, 2018, by:

•	each of our directors,

•	each of our named executive officers, and

•	all of our directors and executive officers as a group.

In accordance with SEC rules, we have included in the column “Number of Issued Shares” all shares of common stock over which the person has sole or shared voting or investment power as of April 24, 2018, and we have included in the column “Number of Shares Issuable” all shares of common stock that the person has the right to acquire within 60 days after April 24, 2018 through the exercise of any stock options, the vesting of restricted shares, or in the case of directors, any shares to be distributed under the DDCP. All shares that a person has a right to acquire within 60 days of April 24, 2018 are deemed outstanding for the purpose of computing the percentage beneficially owned by the person, but are not deemed outstanding for the purpose of computing the percentage beneficially owned by any other person

Unless otherwise indicated, each person has the sole power (or shares the power with a spouse) to invest and vote the shares of common stock listed opposite the person’s name. Where applicable, ownership is subject to community property laws. Our inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership of those shares by the person listed in the table. Except as noted, the address of each stockholder is c/o Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421.

Name of beneficial owner	Number of Issued Shares		Number of Shares Issuable		Total	Percent of Class
Garo H. Armen, Ph.D.(1)	1,362,407		2,152,191		3,514,598	3.3%
Wadih Jordan	—		329,118	(2)	329,118	*
Timothy R. Wright	17,581		323,741	(3)	341,322	*
Brian Corvese	21,220		109,165		130,385	*
Shalini Sharp	104,270	(4)	196,965		301,235	*
Ulf Wiinberg	45,915		85,273	(5)	131,188	*
Christine M. Klaskin	64,333		364,063		428,396	*
Alexander Duncan
Jean-Marie Cuillerot	—		148,325		148,325	*
Robert Stein, Ph.D.	87,736		674,991		762,727	*
Karen H. Valentine	101,521		591,766		693,287	*
All current directors and executive officers as a group (11 persons)	1,826,009		5,195,588	(6)	7,021,597	6.4%

*	Less than one percent
(1)	Excludes shares owned through Antigenics Holdings LLC (“Holdings”). Dr. Armen is Chief Executive Officer, Chairman of the Board of Managers and a member of Holdings which owns 4,046 shares of our common stock.
(2)	Includes 107,659 deferred shares to be distributed in accordance with the terms of our DDCP.
(3)	Includes 97,037 deferred shares to be distributed in accordance with the terms of our DDCP.
(4)	Represents shares held by the Sharp Family Trust. Ms. Sharp is a trustee of the Sharp Family Trust.
(5)	Includes 20,274 deferred shares to be distributed in accordance with the terms of our DDCP.
(6)	Includes 224,970 deferred shares to be distributed in accordance with the terms of our DDCP and excludes shares held by Holdings as described in footnote (1).

Ownership By Certain Beneficial Owners

This table shows certain information, based on filings with the SEC, about the beneficial ownership of our capital stock as of April 24, 2018 by each person known to us owning beneficially more than 5% of any class of our capital stock. Unless otherwise indicated in a footnote to this table, each person has the sole power to invest and vote the shares of common stock listed opposite the person’s name.

Name and Address of beneficial Owner	Title of Class	Number of Shares		Percent of Class
Brad M. Kelley 1410 Moran Road Franklin, TN 37069-6300	Common Series A-1 Preferred	1,591,039 31,620	(1)	1.5 100	% %
Incyte Corporation 1801 Augustine Cut-Off Wilmington, DE 19803	Common	17,763,968		17.1%
Point72 Asset Management, L.P. Point72 Capital Advisors, Inc. Steven A. Cohen 72 Cummings Point Road Stamford, CT 06902	Common	6,144,144	(2)	5.9%

(1)	Mr. Kelley owns 31,620 shares of our Series A-1 Convertible Preferred Stock, our only shares of outstanding Series A-1 preferred stock. These shares have an initial conversion price of $94.86 and are currently convertible into 333,333 shares of our common stock. If Mr. Kelley had converted all 31,620 shares of Series A-1 Convertible Preferred Stock into shares of common stock as of April 24, 2018, he would have held 1,924,372 shares of our common stock, or 1.8% of the shares outstanding.
(2)	Based solely upon information set forth on Schedule 13G filed by Point72 Asset Management, L.P. (“Point72 Asset Management”) with the SEC on March 5, 2018. Based on information contained in the Schedule 13G, each of Point72 Asset Management, Point72 Capital Advisors, Inc. (“Point72 Capital Advisors”) and Steven A. Cohen have shared voting power and shared dispositive power over 6,144,144 shares of Agenus common stock. None of Point72 Asset Management, Point72 Capital Advisors or Mr. Cohen have sole voting or dispositive power. Based on information contained in the Schedule 13G, Point72 Capital Advisors is the general partner of Point72 Asset Management, and Mr. Cohen controls each of Point72 Asset Management and Point72 Capital Advisors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers, directors, and 10% stockholders are required under Section 16(a) of the 1934 Act, to file reports of ownership and changes in ownership of our securities with the SEC.

Based solely on a review of the copies of reports furnished to us, we believe that during our 2017 fiscal year, our directors, executive officers, and 10% stockholders complied with all applicable Section 16(a) filing requirements, with the following exceptions: a Form 4 reporting the vesting of performance shares for each executive officer was filed two months late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Children of Armenia Fund

Our Audit and Finance Committee approved a charitable contribution to the Children of Armenia Fund (“COAF”) totaling $125,000 for 2017. Dr. Garo H. Armen, Agenus’ Chairman and Chief Executive Officer, is the founder and chairman of COAF. The 2017 charitable contribution was comprised of a cash component and a non-cash component. The cash component was $75,000, which Agenus paid in quarterly installments. The non-cash component was $50,000, which was the estimated value of a portion of Agenus’ office space in its New York office that was (and continues to be) made available to COAF employees.

Incyte

In January 2015, Agenus entered into a broad, global alliance with Incyte Corporation (“Incyte”) to discover, develop and commercialize novel immuno-therapeutics using Agenus’ antibody platforms. The collaboration was initially focused on four CPM programs targeting GITR, OX40, TIM-3 and LAG-3, and in November 2015, the parties expanded the alliance by adding three novel undisclosed CPM targets. Pursuant to the terms of the original agreement, Incyte made non-creditable, non-refundable upfront payments to Agenus totaling $25.0 million. Targets under the collaboration were designated as either profit-share programs, where the parties shared all costs and profits equally, or royalty-bearing programs, where Incyte funded all costs, and Agenus was eligible to receive milestones and royalties. Under the original collaboration agreement, programs targeting GITR, OX40 and two of the undisclosed targets were designated as profit-share programs, while the other targets were royalty-bearing programs. For each profit-share product, Agenus was eligible to receive up to $20.0 million in future contingent development milestones. For each royalty-bearing product, Agenus was eligible to receive (i) up to $155.0 million in future contingent development, regulatory, and commercialization milestones and (ii) tiered royalties on global net sales at rates generally ranging from 6%-12%. Concurrent with the execution of the original collaboration agreement, the parties also entered into a stock purchase agreement pursuant to which Incyte purchased approximately 7.76 million shares of Agenus common stock for an aggregate purchase price of $35.0 million, or approximately $4.51 per share.

In February 2017, the parties amended the terms of the original collaboration agreement to, among other things, convert the GITR and OX40 programs from profit-share to royalty-bearing programs with royalties on global net sales at a flat 15% rate for each. In addition, the profit-share programs relating to two undisclosed targets were removed from the collaboration, with one reverting to Incyte and one to Agenus (the latter being Agenus’ TIGIT antibody program), each with royalties on global net sales at a flat 15% rate. The remaining three royalty-bearing programs in the collaboration targeting TIM-3, LAG-3 and one undisclosed target remain unchanged, and there are no more profit-share programs under the collaboration. The amended agreement gives Incyte exclusive rights and all decision-making authority for manufacturing, development, and commercialization with respect to all royalty-bearing programs. Pursuant to the amended agreement, Agenus received accelerated milestone payments of $20.0 million from Incyte related to the clinical development of INCAGN1876 (anti-GITR agonist) and INCAGN1949 (anti-OX40 agonist). Across all programs in the collaboration, Agenus is now eligible to receive up to a total of $510.0 million in future potential development, regulatory and commercial milestones.

Concurrent with the execution of the amendment agreement, Agenus and Incyte also entered into a stock purchase agreement, pursuant to which Incyte purchased 10 million shares of Agenus’ common stock (the “Shares”) at a purchase price of $6.00 per share. Under the stock purchase agreement, Incyte agreed not to dispose of any of the Shares for a period of 12 months and to vote the Shares in accordance with the recommendations of the Agenus board of directors in connection with certain equity incentive plan and compensation matters for a period of 18 months, and Agenus has agreed to certain registration rights with respect to the Shares. Under the amendment, the parties also revised the existing standstill provision to permit Incyte’s acquisition of the Shares, but Incyte is precluded from acquiring any additional shares of Agenus’ voting stock until December 31, 2019. Immediately following the transaction, Incyte owned approximately 18.1% of the outstanding shares of Agenus common stock.

Dr. Stein

Effective April 1, 2017, Dr. Stein retired as President of R&D and became a senior R&D advisor to the Company. The Company and Dr. Stein entered into a severance agreement and a consulting agreement, which superseded the terms of Dr. Stein’s employment agreement. Pursuant to the severance agreement, the Company immediately paid Dr. Stein $250,000 and agreed to pay the full premium of Dr. Stein’s participation in the Company’s medical and dental insurance plans for 15 months. Pursuant to the consulting agreement, Dr. Stein is paid a monthly retainer of approximately $35,400. The consulting agreement has an initial term of 15 months, which may be extended by mutual agreement, and can only be terminated by mutual consent or by the Company in the event Dr. Stein breaches the agreement or is unable to perform services for the Company. Dr. Stein’s equity awards continue to vest during the term of the consulting agreement. In the event there is a change of control of the Company during the term of the consulting agreement, the vesting on all of Dr. Stein’s stock options would be accelerated in full immediately.

Dr. Cuillerot

The Company and Dr. Cuillerot entered into a severance agreement, which terminated his employment with the Company effective January 17, 2018. The severance agreement superseded the terms of Dr. Cuillerot’s employment and change of control agreement. Pursuant to the severance agreement, the Company is paying Dr. Cuillerot 75% of his base salary for 20 weeks following his termination (for an aggregate amount of severance payments equal to $122,596), and Dr. Cuillerot’s equity awards continue to vest during such period.

Related Party Transaction Policies and Procedures

The Audit and Finance Committee of the Board is responsible for reviewing and approving all material transactions with any related party on a continuing basis. Related parties can include any of our directors or executive officers, certain of our stockholders, and their immediate family members. This obligation is set forth in writing in our Audit and Finance Committee Charter. A copy of the Audit and Finance Committee Charter is posted on the corporate governance section of our website at http://investor.agenusbio.com/board-committees. No material on our website is part of this proxy statement. In evaluating related party transactions, our Audit and Finance Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Audit and Finance Committee will approve a related party transaction when, in its good faith judgment, the transaction is fair to, and in the best interest of, Agenus.

To identify related party transactions each year, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. We also review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Ethics requires all directors, officers, and employees who may have a potential or apparent conflict of interest to immediately notify our Chief Compliance Officer for review and approval by management and our Corporate Governance and Nominating Committee. A copy of our Code of Ethics is posted on the corporate governance section of our website at http://investor.agenusbio.com/board-committees. No material on our website is part of this proxy statement.

EQUITY PLANS

Securities Authorized For Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2017:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plan (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	15,369,499	$4.23	1,272,461	(2)
Equity compensation plans not approved by security holders(3)	490,750	$4.41	793,772	(4)

Total	15,860,249		2,066,233

(1)	Includes 15,026,902 shares subject to awards under our 2009 Equity Incentive Plan, assuming maximum achievement of all applicable performance conditions, and 215,787 shares issuable under our DDCP at a weighted average price of $5.04.
(2)	Includes shares that may be issued under our 2009 Equity Incentive Plan and 2009 Employee Stock Purchase Plan and 37,132 shares available under our DDCP.
(3)	Represents the Agenus Inc. 2015 Inducement Equity Plan under which inducement grants may be made in accordance with Nasdaq rules.
(4)	In March 2018, the Agenus Inc. 2015 Independent Equity Plan was terminated, and these 793,772 shares are no longer reserved for issuance thereunder.

PROPOSAL 2—TO APPROVE AN AMENDMENT TO OUR AMENDED AND RESTATED 2009 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER FROM 20,200,000 TO 29,200,000

Our 2009 Equity Incentive Plan was originally approved by our stockholders on June 10, 2009 and was subsequently amended and restated, most recently in 2016 (this plan, as amended, is referred to as the “2009 Plan”). On April 19, 2018, our Board adopted, subject to stockholder approval, an amendment to the 2009 Plan to increase the number of shares of our common stock available for issuance thereunder by 9,000,000 shares. We are requesting that stockholders approve this amendment to the 2009 Plan. We are not requesting approval of any other changes to the 2009 Plan. The material terms of the 2009 Plan, as amended to increase the number of shares of our common stock available for issuance thereunder, are described under “Summary of the 2009 Plan” below.

If stockholders do not approve this Proposal 2, the proposed 9,000,000 additional shares will not become available for issuance under the 2009 Plan, but the 2009 Plan will otherwise remain in effect in accordance with its terms. In addition, if stockholders do not approve this Proposal 2, certain awards that were approved by our Compensation Committee and Board and granted in March 2018 to our directors, executive officers and other employees contingent upon obtaining stockholder approval of this proposal, as described in more detail under “New Plan Benefits” below, will be automatically forfeited.

Reasons to Vote for this Proposal

Equity awards are a key part of our compensation program

We believe that equity compensation has been, and will continue to be, a critical component of our compensation package because it (i) contributes to a culture of ownership among our employees and other service providers, (ii) aligns our employees’ interests with the interests of our other stockholders and (iii) preserves our cash resources. Unlike many companies, we have a practice of granting equity awards deep in our organization, believing that we will succeed if our employees feel invested in us, our business and our future. It has been our practice to grant equity awards to substantially all of our full-time employees on an annual basis. We compete for talent in an extremely competitive industry, often with larger pharmaceutical companies with greater resources. We believe that our ability to compensate with equity awards is essential to our efforts to attract and retain top talent, which we have been successful in doing to date. Equity awards are an essential part of our compensation package, are central to our employment value proposition, and are necessary for us to continue competing for top talent as we grow.

Equity awards incentivize the achievement of key business objectives and increases in stockholder value

Our equity program primarily consists of stock options and performance shares. Stock options are performance-based because no value is realized unless our stock price increases from the date of grant. We have also from time to time granted stock options that are subject to performance-based vesting conditions to incentivize the achievement of key business objectives or specific increases in stock price. Performance shares vest based on the achievement of key business objectives or specific increases in stock price. Although performance shares had typically only been granted to our executive officers, in 2015, we granted performance shares on a company-wide basis to incentivize the achievement of certain key business milestones that we believed were important to the success of our Company, more specifically, dosing our first patient in our Phase 1 clinical trial for our antibody candidate targeting CTLA-4, dosing our first patient in our Phase 1/2 clinical trial for our antibody candidate targeting PD-1 and Incyte’s dosing of its first patient in its INCAGN 1949-201 study, which is a partnered program involving a CPM combination product candidate targeting OX40. As of October 2017, all of these milestones had been achieved. We believe the achievement of these milestones has been critical to our success and the diversification of our business, through the simultaneous advancement of multiple platforms, and that the 2015 Company-wide performance share awards played an important role in incentivizing employees across our Company to achieve these milestones.

Because the 2015 Company-wide performance share grants were so successful in incentivizing our employees to achieve critical business goals, our Compensation Committee decided to implement a new Company-wide performance share program. On April 16, 2018, our Compensation Committee granted, contingent upon obtaining stockholder approval of this proposal, performance share grants that will be eligible to vest based on the achievement of performance milestones that we believe are critical to the future success of our Company. These performance shares are described in more detail in the “New Plan Benefits” table below.

Additional shares are necessary in order for us to meet our anticipated equity compensation needs

As of March 31, 2018, there were 1,097,726 shares remaining available for issuance under the 2009 Plan. As described in more detail in the “New Plan Benefits” table below, we have granted awards in respect of 4,203,814 shares, contingent upon obtaining stockholder approval of this proposal. If this proposal is not approved, these awards will be automatically forfeited and our ability to grant equity awards to our planned new hires, as well as our existing employees and management team, would be limited, which would place us at a competitive disadvantage. After a review of our historical practices and our anticipated future growth, we believe that the proposed share increase under the 2009 Plan would enable us to continue to grant equity awards for approximately two years, which is vital to our ability to attract and retain the talent required to support our continued growth in the extremely competitive labor market in which we compete.

Although we grant equity awards deeply, we have responsibly managed our burn rate and overhang

In determining the amount of the share increase requested by this proposal, our Board considered the historical number of equity awards granted by the Company in the past three years. In 2015, 2016 and 2017, the Company made equity awards in respect of 4,570,733 shares, 5,569,427 shares and 5,210,642 shares, respectively, under the 2009 Plan. The weighted average number of shares of our common stock outstanding in 2015, 2016 and 2017 was 78,212,094, 87,070,189 and 98,415,414, respectively. The Company’s three-year average burn rate is 5.85%. We believe our historical burn rate is reasonable for a company of our size in our industry, especially given our broad-based use of equity awards to compensate our employees and other key service providers. We will continue to monitor our equity use in future years to ensure our burn rate is within competitive market norms.

In determining the amount of the share increase to be requested at our annual meeting, our Board also considered the total shares subject to outstanding awards and the dilution that would result from the proposed increase in the share pool. As of March 31, 2018, there were 14,820,050 shares subject to outstanding awards under the 2009 Plan and, as of this same date, the shares subject to outstanding equity awards and available for issuance under the 2009 Plan represented approximately 14% of our outstanding shares (commonly referred to as the “overhang”). The table below includes aggregate information regarding equity awards outstanding and the number of shares available for future awards under the 2009 Plan, our 2009 Employee Stock Purchase Plan, the DDCP and our 2015 Inducement Equity Plan, in each case, as of March 31, 2018, and the number of shares that would be available for issuance under the 2009 Plan if this proposal is approved by stockholders.

	Number of Shares	As a percentage of stock outstanding (as of March 31, 2018)
Outstanding stock options under 2009 Plan	13,580,550	13%
Outstanding restricted shares and performance shares (with performance shares measured at target performance) under 2009 Plan	1,239,500	1%
Total shares subject to outstanding awards under 2009 Plan	14,820,050	14%
Total shares available for future issuance under 2009 Plan	1,097,726	1%
Total shares subject to existing equity awards, available for future issuance and proposed to be available for issuance under 2009 Plan(1)	24,917,766	24%
Total shares available for future issuance under 2009 Employee Stock Purchase Plan(2)	166,666	0.2%
Total shares subject to existing equity awards under 2015 Inducement Equity Plan	490,750	0.5%
Total shares available for future issuance under 2015 Inducement Equity Plan	0	0%
Total shares subject to existing equity awards and available for future issuance under 2015 Inducement Equity Plan	490,750	0.5%
Total shares subject to existing equity awards under DDCP	224,972	0.2%
Total shares available for future issuance under DDCP	27,947	0.03%
Total shares subject to existing equity awards, available for future issuance and proposed to be available for issuance under DDCP(3)	352,919	0.3%
Total shares subject to existing equity awards, available for future issuance and proposed to be available for issuance	25,928,111	25%

(1)	Share counting provisions, including adjustments to the number of shares available under the 2009 Plan, are described below under “Authorized Shares” and “Adjustments.”
(2)	Subject to adjustment, the maximum aggregate number of shares of common stock available for sale pursuant to the 2009 Employee Stock Purchase Plan (the “ESPP”) is the lesser of (i) 83,333 shares as of the date the plan was adopted increased on each anniversary date of the adoption of the ESPP by 1% of the shares then outstanding and (ii) 166,666.
(3)	See Proposal 3, below.

The 2009 Plan is consistent with principles of good corporate governance

Our Board believes that the 2009 Plan will promote the interests of stockholders and is consistent with principles of good corporate governance, including:

•	No Discounted Stock Options or SARs. All stock option and stock appreciation rights (“SAR”) awards under the 2009 Plan must have an exercise or base price that is not less than the fair market value of the underlying common stock on the date of grant.

•	No Repricing. Other than in connection with a corporate transaction affecting the Company, the 2009 Plan prohibits any repricing of stock options or SARs.

•	Limits on Awards. The 2009 Plan limits the number of stock options, SARs and other awards that may be granted to plan participants. It also contains a separate limit on the value of awards that may be made to non-employee directors in any year.

•	No Liberal Share Recycling. Shares underlying stock options and other awards issued under the 2009 Plan will not be recycled into the share pool under the 2009 Plan if they are withheld in payment of the exercise price of the award or to satisfy tax withholding obligations in respect of the award. The number of shares available for delivery under the 2009 Plan will not be increased by any shares that have been delivered under the 2009 Plan that are subsequently repurchased using proceeds directly attributable to stock option exercises.

Summary of the 2009 Plan

The following is a brief summary of the material terms of the 2009 Plan, as amended to increase the number of shares of our common stock available for issuance thereunder. A copy of the 2009 Plan is attached as Appendix A to this proxy statement, and we urge stockholders to read it in its entirety. The following description of certain features of the 2009 Plan is qualified in its entirety by reference to the full text of the 2009 Plan.

Administration. The 2009 Plan is administered by our Board, who has the authority to, among other things, determine eligibility for, grant and amend awards; determine, modify or waive the terms and condition of any award; determine whether awards will be settled in shares of our common stock, cash, other property, other awards or a combination of the foregoing; adopt, amend and repeal the rules relating to the 2009 Plan; interpret and correct the provisions of the 2009 Plan and any award; and otherwise do all things necessary or desirable to carry out the purposes of the 2009 Plan. Our Board may delegate certain of its powers under the 2009 Plan, to the extent permitted by law, to one or more of its committees or subcommittees, officers of the Company or other employees or persons. As used herein, the term “Board” refers to our Board or its authorized delegates, as applicable.

Eligibility to Receive Awards. Key employees, officers, directors, consultants and advisors of the Company and its affiliates are eligible to receive awards under the 2009 Plan. Eligibility for options intended to be incentive stock options (“ISOs”) is limited to employees of the Company or certain affiliates. As of March 31, 2018, we estimate that approximately 258 employees, five non-employee directors and 15 consultants and advisors are eligible to participate in the 2009 Plan.

Authorized Shares. Subject to adjustment as described below, the maximum number of shares of common stock that may be delivered in satisfaction of awards under the 2009 Plan is 29,200,000 shares (the “Share Pool”), of which 1,097,726 shares remain available for grant as of March 31, 2018 and of which 9,000,000 shares will become available upon stockholder approval of this proposal. Up to 7,649,460 shares from the Share Pool may be issued in satisfaction of ISOs. The following rules apply in respect of the Share Pool:

•	Any shares of stock underlying the portion of an award that expires, become unexercisable without having been exercised, terminates, or is surrendered, forfeited or repurchased by the Company due to failure to vest will not reduce the Share Pool.

•	All shares covering any portion of a stock appreciation right that is settled in stock and any shares withheld from a stock option or other award in satisfaction of the exercise price or tax withholding obligations will be treated as having delivered under the 2009 Plan and will not be added back to the Share Pool.

•	The Share Pool will not be increased by any shares that are delivered under the 2009 Plan that are subsequently repurchased by the Company using proceeds directly attributable to stock option exercises.

•	Shares issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition will not reduce the Share Pool.

Shares that may be delivered under the 2009 Plan may be authorized but unissued shares of our common stock or previously issued shares of our common stock acquired by the Company. The closing price of our common stock as reported on NASDAQ on April 24, 2018 was $3.60 per share.

Annual Individual Limits. With respect to any person in any calendar year (other than a non-employee director, whose awards are subject to the limitations described below), the maximum number of shares for which stock options may be granted and the maximum number of shares subject to SARs that may be granted under the 2009 Plan is, in each case, 1,665,000 shares. The maximum number of shares subject to other awards that are denominated in shares of common stock, or the value of which could be paid in cash or other property under such awards, that may be delivered to any person (other than a non-employee director) in any calendar year is 647,682 shares.

In the case of a non-employee director, the maximum grant-date fair market value (determined in accordance with applicable financial accounting rules) of awards granted under the 2009 Plan in any calendar year is $500,000, except such limit is $800,000 for the calendar year in which such director is first elected or appointed to our Board. The foregoing limits do not apply to any award granted pursuant to a director’s election to receive shares in lieu of cash retainers or other fees.

Types of Awards. The Plan provides for the grant of stock options, stock appreciation rights, restricted and unrestricted stock awards and other stock-based awards, which we refer to collectively as awards. Any award that is subject to performance criteria is referred to as a performance award. Dividends or dividend equivalents may also be provided in connection with awards under the 2009 Plan.

•	Stock Options and SARs. Our Board may grant incentive stock options intended to comply with Section 422 of the Code (“ISOs”), stock options not intended to so qualify and SARs. For each stock option or SAR granted under the Plan, our Board determines the number of shares covered by the stock option or SAR, the exercise price or base value from which appreciation is measured and the conditions and limitations applicable to such award and the common stock issued thereunder. The exercise price of a stock option (or base value of a SAR) granted under the 2009 Plan shall be no less than 100% of the fair market value of a share of our common stock on the date of grant (110% in the case of certain ISOs), except in the case of certain substitute awards. Other than in connection with certain corporate transactions, stock options or SARs granted under the 2009 Plan may not be repriced or substituted for by new stock options or SARs having a lower exercise price or base value, nor may any consideration be paid upon the termination, cancellation, voluntary surrender or exchange of any stock options or SARs, in each case, without shareholder approval. No stock option or SAR will be granted for a term in excess of ten years (or five years, in the case of certain ISOs).

•	Stock Awards and Restricted Stock Awards. Our Board may grant stock awards, which may, but need not be, subject to forfeiture if specified conditions are not satisfied. Our Board shall determine the terms and conditions of any stock award granted under the Plan.

•	Other Stock-Based Awards. Our Board may grant other awards, including restricted stock units, based on or with reference to our common stock and having such terms or conditions as our Board may determine.

•	Performance Awards. Our Board may grant awards subject to performance criteria and such other terms and conditions as may be determined by our Board.

Vesting; Terms of Awards. Our Board determines the terms of all awards granted under the 2009 Plan, including the time or times an award will vest, become exercisable or remain exercisable, and may at any time accelerate the vesting or exercisability of an award.

Termination of Employment or Other Status. Our Board determines the effect of disability, death, retirement, authorized leave or absence or other change in the employment or other status of a participant on an award.

Transferability of Awards. Except as our Board may otherwise determine, awards may not be sold, assigned, transferred, pledged or otherwise encumbered, except by will or the laws of descent and distribution, and, during the life of the participant, are exercisable only by the participant.

Performance Criteria. The 2009 Plan provides that grants of performance awards may be made subject to achieving “performance criteria” over a specified performance period. Performance criteria with respect to those awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, to the extent applicable, are limited to objectively determinable measure(s) of performance relating to any or any combination of the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or a specified peer group or other group of companies) and determined on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or any combinations thereof and subject to such adjustments, if any, as our Board specifies, consistent with any applicable requirements of Section 162(m) of the Code): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after-tax basis; net income; debt levels or reduction, leverage ratios or credit rating; market share; capital expenditures; cash flow (including, but not limited to, operating cash flow and free cash flow); stock price; stockholder return; sales of particular products or services; customer acquisition, expansion and retention; regulatory compliance; regulatory or other filings or approvals; research, development, clinical, regulatory, manufacturing or product development milestones; discovery, preclinical or clinical stage scientific discoveries, objectives or inventions; manufacturing or process developments; acquisitions and divestitures (in whole or in part); new or expanded joint ventures, strategic alliances, licenses, collaborations or partnerships, or achievement of milestones under any of the foregoing; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity), refinancings or other capital raising transactions; receipt of alternative financing; implementation or completion of critical projects; employee satisfaction; achievements in strengthening the Company’s intellectual property position; recruiting and maintaining personnel; transactions that would constitute a change of control; or any combination of the foregoing.

Performance criteria and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) of the Code, to the extent applicable, our Board may provide in the case of any award intended to qualify for such exception that one or more of the performance criteria applicable to such award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, and other unusual or infrequently occurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the performance period that affect the applicable performance criteria.

Corporate Transactions. In the event of a sale of the Company in which the stockholders no longer own a majority of outstanding equity securities, a consolidation, merger or a similar transaction in which the Company is not the surviving corporation, a sale of all or substantially all the assets or capital stock of the Company, or any other change in control or acquisition of the Company as determined by our Board, our Board may, with respect to outstanding awards, on the same basis or on different basis and on the terms and conditions as our Board determines, provide for:

•	the continuation of the awards by the Company;

•	the assumption or substitution of awards by the acquirer or surviving entity;

•	upon written notice, the termination of all unexercised awards unless the vested portion is exercised within a specified period following the date of such notice;

•	the cash payment to the holder of an unexercised award equal to the difference between the fair market value of the award and its exercise price or base price, if applicable, or the vested portion thereof, including any vesting that may be accelerated; or

•	any combination of the foregoing.

Adjustments. In the event of certain corporate transactions (including, but not limited to, a stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, or split-up) or other change in the Company’s corporate or capital structure, our Board will make appropriate adjustments to the number and class of securities that may be delivered in satisfaction of awards under the 2009 Plan, the number and class of securities, vesting schedule, exercise price or base value subject to outstanding or subsequently granted awards and any other provision of awards effected by the change. Our Board may make similar adjustments to account for distributions or other events as appropriate to avoid distortion in the operation of the 2009 Plan.

Clawback. Awards granted under the 2009 Plan are subject to forfeiture, termination and rescission, and a participant will be obligated to return any payments received in respect of awards to the extent provided in the award, as may be required by law, or as provided in any applicable Company clawback or recoupment policy.

Amendment and Termination; Term. Our Board may amend, modify or terminate any outstanding award at any time, provided that the consent of the participant is required if it would materially and adversely affect the participant. Our Board may amend, suspend or terminate the 2009 Plan or any portion thereof at any time, subject to any applicable stockholder approval requirements. No awards shall be granted under the 2009 Plan after June 14, 2026 but awards previously granted may extend beyond that time.

Certain Federal Income Tax Consequences of the 2009 Plan

The following is a summary of certain U.S. federal income tax consequences associated with awards granted under the Plan. This summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the 2009 Plan, nor does it cover state, local or non-U.S. taxes.

Stock Options (other than ISOs). In general, a participant has no taxable income upon the grant of a stock option that is not intended to be an ISO (an “NSO”) but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.

ISOs. In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale of shares purchased pursuant to an ISO is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

SARs. The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company.

Unrestricted Stock Awards. A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company.

Restricted Stock Awards. A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the 2009 Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Restricted Stock Units. The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant is taxed upon vesting and settlement (and a corresponding deduction is generally available to the Company), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

New Plan Benefits

The following table sets forth stock options, performance shares and restricted stock units that were approved by the Compensation Committee and the Board to the persons and groups named below under the 2009 Plan in March and April 2018, contingent upon stockholder approval of this Proposal 2. Should stockholder approval not be obtained, these awards will be automatically forfeited. The number of performance shares included in the table below assumes that target performance is achieved. A participant can generally receive between 100% and 150% of the target award based on achievement of specified milestones over a two-year performance period. Stock options vest over a three-year period, with one-third vesting on the one-year anniversary of the grant date and the remainder vesting quarterly thereafter. Restricted stock units vest in their entirety on the one-year anniversary of the grant date.

Name and Position	Number of Stock Options	Number of Performance Shares (Target)	Number of RSUs
Garo H. Armen, Ph.D., Chief Executive Officer	935,200	90,310	—
Christine M. Klaskin, Vice President, Finance	83,150	16,610	—
Alexander Duncan, Ph.D., Chief Technology Officer and Head of Research	165,000	29,070	—
Karen H. Valentine, Chief Legal Officer and General Counsel	173,150	31,140	—
Robert B. Stein, Ph.D., Former President, Research & Development	—	—	—
Jean-Marie Cuillerot, M.D./Ph.D., Former Chief Medical Officer	—	—	—
All executive officers as a group	1,671,500	237,720	—
All non-executive directors as a group	187,500	—	53,190
All non-executive officer employees as a group	1,516,194	245,913	—

Vote Required

To approve Proposal 2, stockholders holding a majority of Agenus common stock present or represented by proxy at the 2018 Annual Meeting and voting on the matter must vote FOR Proposal 2. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 2 and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 3—TO APPROVE AN AMENDMENT TO OUR DIRECTORS’ DEFERRED COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER FROM 325,000 TO 425,000

Our Directors’ Deferred Compensation Plan was originally adopted in 2007 and has subsequently been amended, most recently in 2015 (as amended, the “DDCP”). On April 19, 2018, our Board adopted, subject to stockholder approval, an amendment to the DDCP to increase the number of shares of our common stock available for issuance thereunder from 325,000 shares to 425,000. We are requesting that stockholders approve this amendment to the 2009 Plan. We are not requesting approval of any other changes to the DDCP.

If stockholders do not approve this Proposal 3, the proposed 100,000 additional shares will not become available for issuance under the DDCP, but the DDCP will otherwise remain in effect in accordance with its terms.

Background and Reasons to Vote for this Proposal

The DDCP permits members of our Board who are not officers or employees of the Company or its subsidiaries to elect to defer the receipt of all or a portion of the cash compensation payable in respect of services as a director until a later date, with the amount deferred payable in cash and/or shares of our common stock, as elected by the applicable director. We believe that that the DDCP is an important component of our director compensation program and is beneficial to our stockholders because it allows us to preserve our current cash resources and further aligns the interests of our non-employee directors with those of our other stockholders.

As of March 31, 2018, there were 27,947 shares remaining available for issuance under the DDCP. We are requesting that stockholders approve this Proposal 3 because the shares remaining available for issuance under the DDCP are not sufficient to allow us to continue to offer our non-employee directors the opportunity to receive shares of our common stock as payment for deferred compensation.

Summary of the DDCP

The following is a brief summary of the material terms of the DDCP, as amended to increase the number of shares of our common stock available for issuance thereunder. A copy of the DDCP, as so amended, is attached as Appendix B to this proxy statement, and we urge stockholders to read it in its entirety. The following description of certain features of the DDCP is qualified in its entirety by reference to the full text of the DDCP.

Administration. The DDCP is administered by the Chief Financial Officer of the Company or another officer designated by our Board, who will have the sole responsibility for interpreting the DDCP. The DDCP is currently administered by the Company’s Vice President, Finance.

Eligibility. Each member of our Board who is not also an officer or an employee of the Company or its subsidiaries is eligible to participate in the DDCP. All of our current directors, except Dr. Armen, are eligible to participate in the DDCP. As of March 31, 2018, five non-employee directors are eligible to participate in the DDCP.

Basis of Participation. The DDCP allows each eligible director to defer receipt of all or a portion of the cash compensation payable to him or her for service on our Board. Such compensation may be deferred until termination of service as a director or, subject to the terms of the DDCP, such other date as may be specified by the director.

A director may elect to participate in the DDCP no later than September 30 of the year before the calendar year in which the applicable deferral of compensation will take effect and may choose to defer 25, 50, 75 or 100 percent of his or her total cash compensation payable for services as a director. A deferral election remains in effect unless the participant files a written revocation or superseding deferral agreement and a deferral election becomes irrevocable after the last day of the calendar year immediately preceding the year to which the deferral relates. A notional deferral account is established for each participating director, which consists of a notional subaccount for amounts earning interest, denominated on a dollar basis (the “cash account”), and a notional subaccount for amounts invested in hypothetical shares of our common stock, which is denominated on a share basis (the “stock account”). Pursuant to the deferral agreement, each participant indicates the percentage of future deferrals to be notionally invested in the cash account and the stock account. Amounts are credited to these accounts on a quarterly basis.

Amounts deferred to the cash account are credited with interest at the rate paid on one-year Treasury bills. Amounts deferred to the stock account are converted on a quarterly basis into a number of units representing shares of our common stock equal to the amount of compensation which the participant has elected to defer to the stock account divided by the applicable stock price for our common stock (determined based on the average closing price of our common stock for all trading days during the applicable calendar quarter). Prior to receiving a distribution from the stock account, units representing shares allocated to a participant’s stock account are not considered actual shares of our common stock for any purpose, and a participant will have no right as a stockholder with respect to such units. A participant with amounts held in the stock account will be eligible for cash and stock dividends in the form of units on the date we pay any such dividends on shares of our common stock. In the event of a stock dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares or similar change affecting common stock, appropriate adjustments will be made in the number and/or kind of units representing shares credited to the stock account.

Authorized Shares; Adjustments. The aggregate number of shares of our common stock that are reserved for issuance under the DDCP is 425,000. In the event of a stock dividend, split-up, combination or reclassification of shares, recapitalization or similar capital change, the aggregate number of shares that are reserved for issuance under the DDCP will be appropriately adjusted by our Board. The closing price of our common stock as reported on NASDAQ on April 24, 2018 was $3.60 per share.

Distributions. Distributions from notional accounts under the DDCP will be paid in a lump sum or in annual installments for a period of up to five years and commence in the calendar year following a participant’s termination of service as a director or such other calendar year as may be specified by the participant, provided such other calendar year is at least two years after the date the director elected to receive such distribution. Distributions consist of (a) cash in the amount credited to the participant’s notional account and (b) the number of shares of our common stock equal to the number of units credited to his or her stock account. To the extent a participant would receive a payment from his or her stock account in excess of the number of shares remaining available under the DDCP, the participant shall receive cash in lieu of shares.

Unfunded Plan. The DDCP is unfunded, and the Company has no obligation to set aside, segregate, or deposit any funds or assets of any kind to meet its obligations under the plan. The rights of any participant, beneficiary, or other person under the DDCP will be solely those of a general unsecured creditor of our Company.

Amendment and Termination. The Company may, without the consent of any participant, beneficiary, or other person amend the DDCP at any time, but no amendment may reduce the amount previously credited to a participant’s deferral account. The Company may terminate the DDCP at any time, and the Company may, in its discretion, distribute amounts according to the participant’s deferral election or in a lump sum as soon as practicable after the plan’s termination date.

New Plan Benefits

Participation in the DCPP is entirely within the discretion of the eligible directors. Because we cannot presently determine the rate of contributions by these directors, it is not possible to determine the value of benefits that may be obtained by participants under the DCPP.

Vote Required

To approve Proposal 3, stockholders holding a majority of Agenus common stock present or represented by proxy at the 2018 Annual Meeting and voting on the matter must vote FOR Proposal 3. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 3 and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 3.

PROPOSAL 4—TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2018

Our Audit and Finance Committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Although stockholder approval of the selection of KPMG LLP is not required by law, our Board believes that it is advisable to give stockholders an opportunity to ratify this selection.

If stockholders do not approve this proposal at the 2018 Annual Meeting, our Audit and Finance Committee will reconsider their selection of KPMG LLP. If stockholders do ratify this appointment, the Audit and Finance Committee, which has direct authority to engage our independent registered public accounting firm, may appoint a different independent registered public accounting firm at any time during the year if the Audit and Finance Committee determines that the change would be in the best interests of Agenus and our stockholders.

The Audit and Finance Committee has approved all services provided to Agenus by KPMG LLP during 2017. Representatives of KPMG LLP are expected to be present at the 2018 Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

KPMG LLP has served as our independent registered public accounting firm since 1997.

Audit Fees

Fees incurred by us for professional services rendered by KPMG LLP for the audit of the annual consolidated financial statements and of the effective operation of internal control over financial reporting, included in our Annual Report on Form 10-K, for the reviews of the consolidated financial statements included in our Forms 10-Q and for comfort letters, consents and review of registration statements were $783,250 for 2017 and $706,000 for 2016.

Audit-Related Fees

Fees paid to KPMG LLP for the audit of our 401(k) Retirement Plan were $30,000 in 2017 and $29,000 in 2016.

Tax Fees

Fees paid to KPMG LLP associated with tax compliance services were $81,850 in 2017 and $60,500 in 2016.

Fees paid to KPMG LLP associated with tax consultation services were $294,054 in 2017 and $92,215 in 2016.

All Other Fees

We paid no other fees to KPMG LLP for 2017 or 2016.

Pre-Approval of Audit and Non-Audit Services

All of the KPMG LLP fees for 2017 and 2016 shown above were pre-approved by the Audit and Finance Committee. The Audit and Finance Committee pre-approves all audit and other permitted non-audit services provided by our independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular category of services and is subject to a monetary limit. Our independent registered public accounting firm and senior management periodically report to the Audit and Finance Committee the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval, and the fees for the services performed to date. The Audit and Finance Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

To approve Proposal 4, a majority of the votes cast by stockholders present in person or by proxy and voting on the matter must vote FOR Proposal 4. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 4. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 4, and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 4.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee of the Board consists entirely of independent directors who are not officers or employees of Agenus. The Board has adopted a written charter for the Audit and Finance Committee, the current version of which is available on our website at http://investor.agenusbio.com/board-committees. No material on our website is part of this proxy statement.

In the course of its oversight of the Company’s reporting process, the Audit and Finance Committee of the Board has (1) reviewed and discussed with management the Company’s audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting for the fiscal year ended December 31, 2017, (2) discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements, and (3) discussed with KPMG LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from KPMG LLP pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence.

Based on the foregoing review and discussions, the Audit and Finance Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

By the Audit and Finance Committee,

Brian Corvese, Chair

Wadih Jordan

Timothy R. Wright

ADDITIONAL INFORMATION

Stockholder Proposals for 2019 Annual Meeting of Stockholders

Proposals to be included in the Company’s proxy statement. Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2019 Annual Meeting of Stockholders, the proposal must comply with Rule 14a-8 under the Exchange Act and must also meet the advance notice requirements in our bylaws applicable to all stockholder proposals (as described in the following paragraphs).

Proposals to be brought before an annual meeting. Under our by-laws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. Among other requirements, these procedures require any nomination or proposed item of business to be submitted in writing to our Chairman of the Board or Corporate Secretary at our principal executive offices. Assuming our 2019 Annual Meeting of Stockholders is not more than 30 days before or 30 days after June 20, 2019, if you wish to bring business before the 2019 Annual Meeting of Stockholders, you must give us written notice by December 27, 2018.

However, if at least 60 days’ notice or prior public disclosure of the date of the 2019 Annual Meeting of Stockholders is given or made and the date of the 2019 Annual Meeting of Stockholders is not within 30 days before or after June 20, 2019, notice by the stockholder must be received by the Company 45 days prior to the date of the 2019 Annual Meeting of Stockholders. If less than 60 days’ notice or prior public disclosure of the date of the 2019 Annual Meeting of Stockholders is given or made and the date of the 2019 Annual Meeting of Stockholders is not within 30 days before or after June 20, 2019, notice by the stockholder must be received by the Company no later than 15 days after the date Agenus sends notice of the 2019 Annual Meeting of Stockholders. If a stockholder fails to provide timely notice of a proposal to be presented at the 2019 Annual Meeting of Stockholders, the proxies designated by the Board will have discretionary authority to vote on the proposal.

Householding of Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly provide a separate copy of either document to you if you contact Investor Relations at Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421, or telephone or e-mail Investor Relations at 800-962-2436 or IR@agenusbio.com. If you want to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holders, or you may contact us.

Documents Incorporated by Reference

The financial statements from our Annual Report on Form 10-K for the year ended December 31, 2017 are incorporated by reference herein.

APPENDIX A

AGENUS

AMENDED AND RESTATED 2009 EQUITY INCENTIVE PLAN

1. Purpose and Eligibility

The purpose of this Amended and Restated 2009 Equity Incentive Plan (the “Plan”) of Agenus Inc., a Delaware corporation (the “Company”), is to provide stock options and other equity-based interests in the Company to key employees, officers, and directors of, and consultants and advisors to, the Company and its Affiliates who, in the opinion of the Board, are in a position to contribute to the success of the Company and its Subsidiaries and all of whom are eligible to receive Awards under the Plan; provided that eligibility to receive Incentive Stock Options (as defined in Section 4(b)) shall be limited to those individuals described in Sections 4(a) and 4(b). Any person to whom an Award has been granted under the Plan is referred to as a “Participant.” Additional definitions are contained in Section 8.

2. Administration

a. Administration by Board of Directors. The Plan will be administered by the Board of Directors of the Company (the “Board”). The Board, in its sole discretion, shall have the authority to determine eligibility for, grant and amend Awards; to determine, modify or waive the terms and conditions of any Award; to determine whether Awards will be settled in shares of Common Stock, cash, other property, other Awards, or a combination thereof; to adopt, amend and repeal rules relating to the Plan; to interpret and correct the provisions of the Plan and any Award; and to otherwise do all things necessary or desirable to carry out the purposes of the Plan. All decisions by the Board shall be final and binding on all interested persons. Neither the Company nor any member of the Board shall be liable for any action or determination relating to the Plan or any Award.

b. Delegation. To the extent permitted by applicable law, the Board may delegate (i) any or all of its powers under the Plan to one or more committees or subcommittees of the Board (each, a “Committee”), (ii) to one or more officers of the Company the power to grant Awards to employees or officers of the Company or any of its present or future Affiliates and (iii) to such employees or other persons as it determines such ministerial acts as it deems appropriate. All references in the Plan to the “Board” shall mean any such other person, persons, Committee or the Board, as applicable. Discretionary Awards to non-employee directors will only be granted and administered by a Committee, each member of which is an “independent director” as defined in the applicable NASDAQ Marketplace Rules.

3. Stock Available for Awards

a. Number of Shares. Subject to adjustment under Section 3(e), the aggregate number of shares of Common Stock that may be delivered in satisfaction of Awards under the Plan is 29,200,000 shares of Common Stock, of which 1,097,726 shares remain available to grant as of March 31, 2018 and of which 9,000,000 shares shall become available subject to stockholder approval of the Plan. Up to 9,000,000 shares of Common Stock may be issued in satisfaction of Incentive Stock Options, but nothing in this Section 3(a) shall be construed as requiring that any, or any fixed number of, Incentive Stock Options be awarded under the Plan. For purposes of this Section 3(a), the number of shares of Common Stock that may be delivered in satisfaction of Awards will be determined (i) without regard to any shares of Common Stock underlying the portion of any Award that expires, becomes exercisable without having been exercised, terminates, is surrendered or forfeited to or repurchased by the Company due to failure to vest; (ii) by treating as having been delivered the full number of shares of Common Stock covered by any portion of a stock appreciation right (a “SAR”) that is settled in Common Stock (and not only the number of shares of Common Stock delivered in settlement) and (iii) by treating as having been delivered any shares of Common Stock withheld from an Option (as defined in Section 4(a)) or other Award to satisfy the tax withholding obligations with respect to such Option or other Award or in payment of the exercise price of such Option. For the avoidance of doubt, the number of shares of Common Stock available for delivery under the Plan shall not be increased by any shares of Common Stock that have been delivered under the Plan that are subsequently repurchased using proceeds directly attributable to Option exercises. The limits set forth in this Section 3(a) shall be construed to comply with Section 422 of the Code. To the extent consistent with the requirements of Section 422 of the Code and the regulations thereunder, and other applicable legal requirements (including applicable stock exchange requirements), Common Stock issued under Substitute Awards shall not reduce the number of shares of Common Stock available for Awards under the Plan. The shares which may be delivered under Substitute Awards shall be in addition to the limitations set forth in this Section 3(a) on the number of shares available for issuance under the Plan, and such Substitute Awards shall not be subject to the per-Participant Award limits described in Section 3(c) below.

b. Type of Shares. Shares of Common Stock delivered by the Company under the Plan may be authorized but unissued shares of Common Stock or previously issued shares of Common Stock acquired by the Company. No fractional shares of Common Stock will be delivered under the Plan; provided that the Board may, in its sole discretion, provide for the delivery of cash in lieu of any fractional shares that would otherwise be deliverable hereunder.

c. Section 162(m) Limits. The following additional limits will apply to Awards of the specified type granted (other than a non-employee member of the Board, whose Awards shall be subject to the limits set forth in subsection (d) below) in any calendar year:

(1) Options: 1,665,000 shares of Common Stock.

(2) SARs: 1,665,000 shares of Common Stock.

(3) Awards (other than Options or SARs) that are denominated in shares of Common Stock: 647,682 shares of Common Stock.

In applying the foregoing limits, (i) all Awards of the specified type granted to the same person in the same calendar year will be aggregated and made subject to one limit; (ii) the share limits applicable to Options and SARs refer to the number of shares of Common Stock underlying such Awards; and (iii) the share limit under clause (3) refers to the maximum number of shares of Common Stock that may be delivered, or the value of which could be paid in cash or other property, under an Award or Awards of the type specified in clause (3) assuming a maximum payout. The foregoing provisions will be construed in a manner consistent with Section 162(m) of the Code, including, without limitation, where applicable, the rules under Section 162(m) of the Code pertaining to permissible deferrals of exempt awards.

d. Limitation on Awards to Non-Employee Directors. Notwithstanding any other provision of the Plan to the contrary, including subsection (c) above, in the case of a non-employee member of the Board (a “Director”), additional limits shall apply such that the maximum grant-date fair value of Awards granted in any calendar year during any part of which the Director is then eligible under the Plan shall be $500,000, or $800,000 for the calendar year in which such Director is first elected or appointed to the Board, in each case, computed in accordance with FASB ASC Topic 718 (or any successor provision). The foregoing additional limits related to Directors of the Company shall not apply to any Award or shares of Common Stock granted pursuant to a Director’s election to receive an Award or shares of Common Stock in lieu of cash retainers or other fees (to the extent such Award or shares of Common Stock have a fair value equal to the value of such cash retainers or other fees).

e. Adjustment to Common Stock. In the event of any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or event that constitutes an equity restructuring within the meaning of FASB ASC Topic 718 (or any successor provision), the Board shall make appropriate adjustments to (i) the number and class of securities that may be delivered in satisfaction of Awards under the Plan, (ii) the number and class of securities, vesting schedule and exercise price per share or base value subject to each then outstanding or subsequently granted Award, and (iii) any other provision of Awards effected by such change. The Board may also make adjustments of the type described in the preceding sentence to take into account distributions to stockholders other than those provided for in the preceding sentence, or any other event, if the Board determines that adjustments are appropriate to avoid distortion in the operation of the Plan, having due regard for the qualification of Incentive Stock Options under Section 422 of the Code, the requirements of Section 409A of the Code, and for the performance-based compensation rules of Section 162(m) of the Code, to the extent applicable. References in the Plan to shares of Common Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 3(e).

4. Stock Options and SARs

a. General. The Board may grant options to purchase Common Stock (each, an “Option”) and SARs, determine the number of shares of Common Stock to be covered by each Option or SAR, the exercise price (or the base value from which appreciation is measured) of each Option or SAR and the conditions and limitations applicable to the exercise of each Option, SAR and the Common Stock issued upon the exercise thereof, including vesting provisions, repurchase provisions and restrictions relating to applicable federal or state securities laws, as it considers advisable. SARs may be settled in shares of Common Stock, cash or other property. Notwithstanding anything in the Plan to the contrary, eligibility for Options other than Incentive Stock Options shall be limited to individuals who are providing direct services on the date of grant of the Option to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury regulations.

b. Incentive Stock Options. An Option that the Board intends to be an “incentive stock option,” as defined in Section 422 of the Code (an “Incentive Stock Option”), shall be granted only to individuals who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. All Incentive Stock Options that are granted pursuant to the Plan shall be subject to, and shall be construed consistently with, the requirements of Section 422 of the Code. The Board and the Company shall have no liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as such. An Option or any part thereof that does not qualify as, or is not intended to be, an Incentive Stock Option is referred to herein as a “Nonstatutory Stock Option”.

c. Exercise Price. The Board shall establish the exercise price (or the base value from which appreciation is measured) at the time each Option or SAR is granted and specify such exercise price or base value in the applicable option or SAR agreement. Notwithstanding the foregoing, the exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be no less than 100% (in the case of an Incentive Stock Option granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the Fair Market Value of the Common Stock subject to the Award, determined as of the date of grant, or such higher amount as the Board may determine in connection with the grant or as otherwise determined by the Board with respect to a Substitute Award.

d. Term. Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Award agreement, provided, however, that no Option or SAR will be granted for a term in excess of 10 years (or 5 years, in the case of an Incentive Stock Option granted to a ten-percent shareholder within the meaning of Section 422(b)(6) of the Code).

e. Time and Manner of Exercise. Unless the Board expressly provides otherwise, Options and SARs may be exercised only by delivery to the Company of a written notice of exercise signed by the proper person, or any other form of notice approved by the Board, together with payment in full as specified in Section 4(f). Any attempt to exercise such an Award by any person other than the Participant will not be given effect unless the Board has received such evidence as it may require that the person exercising the Award has the right to do so.

f. Payment Upon Exercise. No shares shall be delivered pursuant to any exercise of an Option until the Company receives payment in full of the exercise price in the manner provided in the applicable Award agreement. Methods of payment may include any of the following or any combination thereof or any other form of lawful consideration, as determined by the Board in its sole discretion: (i) cash, check or wire transfer of funds; (ii) promissory note; (iii) shares of Common Stock owned by the Participant valued at Fair Market Value; (iv) so-called “cashless exercise” or “net issuance”; and (v) arrangements with a broker or other financial institution for the prompt payment of the exercise price to the Company.

g. Prohibition of Repricing. Subject to Section 3(e) and Section 7(e), the Board is prohibited from amending any outstanding Option or SAR granted under the Plan to provide an exercise price per share or base value that is lower than the then-current exercise price per share or base value of such outstanding Option without stockholder approval. The Board is also prohibited from (i) cancelling any outstanding Options or SARs and granting in substitution therefor new Options or SARs covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled Option or SAR, or (ii) cancelling any outstanding Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Common Stock on the date of such cancellation in exchange for cash or other consideration, in each case, without stockholder approval.

h. No Reload Rights. No Option or SAR granted under the Plan shall contain any provision entitling a Participant to the automatic grant of additional Options or SARs in connection with any exercise of the original Option or SAR.

5. Stock Awards

a. Grants. The Board may grant Awards entitling Participants to acquire shares of Common Stock for any lawful consideration (a “Stock Award”). The Board may, but need not, provide that such Stock Award shall be subject to forfeiture to the Company in the event that conditions specified by the Board in the applicable Award agreement are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (a “Restricted Stock Award”).

b. Terms and Conditions. The Board shall determine the terms and conditions of any such Stock Award. In the case of a Restricted Stock Award, any stock certificates issued in respect thereof shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). After the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or, if the Participant has died, to the beneficiary designated by a Participant, in a manner determined by the Board, to receive amounts due to the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

6. Other Stock-Based Awards

The Board shall have the right to grant other Awards (“Other Stock-Based Awards”) based upon or with reference to the Common Stock and having such terms and conditions as the Board may determine, including, without limitation, the grant or sale of shares of Common Stock based upon certain conditions, the grant of securities convertible into Common Stock and the grant of phantom stock awards or stock units, which may be settled in cash or stock.

7. General Provisions Applicable to All Awards

a. Transferability of Awards. Neither Incentive Stock Options nor, except as the Board may otherwise expressly determine or provide in an Award agreement, other Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, Awards requiring exercise shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

b. Award Provisions. The Board will determine the terms of all Awards, including the time or times as which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable, in each case, provided that such terms and conditions do not contravene the provisions of the Plan. Each Award shall be evidenced by an Award agreement in such form as the Board shall determine or as executed by an officer of the Company pursuant to authority delegated by the Board. By accepting (or, under such rules as the Board may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Board.

c. Board Discretion. The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly.

d. Termination of Status. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under an Award. Unless the Board expressly provides otherwise, however, the following rules will apply if a Participant’s employment or other service terminates:

(i) Immediately upon the cessation of the Participant’s employment or other service relationship, each Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, will (except as provided in (ii), (iii), and (iv) below) cease to be exercisable and will terminate, and, all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.

(ii) Subject to (iii) and (iv) below, all Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s employment or other service relationship, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three (3) months or (ii) the period ending on the latest date on which such Option or SAR could have been exercised without regard to this 7(d), and will thereupon immediately terminate.

(iii) Subject to (iv) below, all Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s employment or other service relationship due to his or her death or Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) the one-year period ending with the first anniversary of the date of such cessation of employment or other service relationship, as applicable (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 7(d), and will thereupon immediately terminate.

(iv) All Stock Options and SARs (whether or not vested) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s employment or other service relationship will immediately terminate upon such cessation of employment or other service relationship if the termination is for Cause or occurs in circumstances that in the sole determination of the Board would have constituted grounds for the Participant’s employment or other service relationship to be terminated for Cause.

e. Acquisition of the Company.

(i) Consequences of an Acquisition. In connection with an Acquisition (as defined below), the Board or the board of directors of the surviving or acquiring entity (as used in this Section 7(e)(i), also the “Board”) may, with respect to outstanding Awards (on the same basis or on different bases and on such terms and conditions as the Board shall specify) make appropriate provision for the continuation of such Awards by the Company or the assumption of, or substitution for, such Awards by the surviving or acquiring entity or for the substitution on an equitable basis for the shares then subject to such Awards either (a) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition, (b) shares of stock of the surviving or acquiring corporation or (c) such other securities or other consideration as the Board deems appropriate, the fair market value of which (as determined by the Board in its sole discretion) shall not materially differ from the Fair Market Value of the shares of Common Stock subject to such Awards immediately preceding the Acquisition. In addition to, in lieu of, or in combination with the foregoing, with respect to unexercised Options or other unexercised Awards, the Board may, on the same basis or on different bases and on such terms and conditions as the Board shall specify, upon written notice to the affected Participants, provide that one or more such Options or Awards (or the vested portion thereof) must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such unexercised Options or unexercised Awards (or the vested portion thereof) shall terminate in their entirety, and/or provide that one or more unexercised Options or unexercised Awards (or the vested portion thereof), in whole or in part, shall be terminated in their entirety in exchange for a cash payment equal to the Fair Market Value (as determined by the Board in its sole discretion) of the shares subject to such unexercised Options or unexercised Awards (or the vested portion thereof) minus the exercise price (or base price) thereof, if applicable, and that if the exercise or purchase price (or base value) of an Award is equal to or greater than the Fair Market Value of one share of Stock, such Award shall be cancelled for no consideration. Unless otherwise determined by the Board (on the same basis or on different bases and on such terms and conditions as the Board shall specify), any repurchase rights, vesting provisions or other rights of the Company that relate to an Option or other Award shall continue to apply to consideration, including cash, that has been substituted, assumed or amended for an Option or other Award pursuant to this paragraph. The Company may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

(ii) Acquisition Defined. An “Acquisition” shall mean: (w) the sale of the Company in which the stockholders of the Company in their capacity as such no longer own a majority of the outstanding equity securities of the Company (or its successor); or (x) a consolidation, merger or similar transaction in which the Company is not the surviving corporation; or (y) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction) or (z) any other change of control or acquisition of the business of the Company, as determined by the Board.

(iii) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or an Affiliate or the acquisition by the Company of property or stock of an entity, the Board may grant Substitute Awards under the Plan. The Substitute Awards shall be granted on such terms and conditions as the Board considers appropriate in the circumstances.

f. Withholding. Each Participant shall pay to the Company, or make provisions satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. All payments with respect to an Award will be subject to reduction for applicable tax or other legally or contractually required withholdings. The Board may, in its sole discretion, allow Participants to satisfy such tax obligations in whole or in part by transferring shares of Common Stock, including shares underlying the Award creating the tax obligation, valued at their Fair Market Value (but not in excess of the minimum withholding required by law or such greater amount that would not result in adverse accounting consequences to the Company in the discretion of the Board). The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant. The Board may impose such restrictions in connection therewith as may be necessary to avoid any transaction that might give rise to liability under Section 16(b) of the Exchange Act.

g. Amendment of Awards. The Board may amend, modify or terminate any outstanding Award at any time, including, but not limited to, if the Board determines that the provisions of the Plan or any Award are in contravention of any law or regulation of any governmental entity or self-regulatory organization with jurisdiction over the Company, or would have material adverse effects on the taxation of the Company or the Participant; provided, that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant. For the avoidance of doubt, the foregoing shall not limit the Board’s ability under Section 3(e) or Section 7(e) to make adjustments to Awards in accordance with the terms of such sections.

h. Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares of Common Stock previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations. The Company may require, as a condition to exercise of the Award or delivery of shares of Common Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Common Stock required to be issued to Participants under the Plan will be evidenced in such manner as the Board may deem appropriate, including book-entry registration or delivery of stock certificates. In the event that the Board determines that stock certificates will be issued to Participants under the Plan, the Administrator may require that certificates evidencing Common Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Common Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

i. Acceleration. The Board may at any time accelerate the vesting or exercisability of an Award, despite the fact that the foregoing actions may (i) cause the application of Sections 280G and 4999 of the Code if a change in ownership or control of the Company occurs, (ii) disqualify all or part of an Option as an Incentive Stock Option, or (iii) cause any other adverse or potentially adverse tax or other consequences. In the event of the acceleration of the vesting or exercisability of any Award, including pursuant to Section 7(e), the Board may provide, as a condition of such accelerated vesting or exercisability, that the Common Stock or other substituted consideration, including cash, with respect to which vesting or exercisability has been accelerated shall be restricted and subject to forfeiture back to the Company on the terms and conditions as the Board may impose.

j. Dividends, etc. In the discretion of the Board, any Award under the Plan may provide the Participant with dividends or dividend equivalents payable currently or deferred with or without interest. Any entitlement to dividend equivalents or similar entitlements shall be established and administered either consistent with an exemption from, or in compliance with the requirements of, Section 409A of the Code. Dividends or dividend equivalent amounts payable in respect of Awards may be subject to such limits or restrictions or alternative terms as the Board may impose.

k. Use for Settlement or Compensation. Awards may be made available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Common Stock under the Plan if the Board so determines, in which case the shares delivered shall be treated as awarded under the Plan (and shall reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 3). In any case where an award is made under another plan or program of the Company or its Affiliates and such award is intended to qualify as exempt performance-based compensation under Section 162(m) of the Code, and such award is settled by the delivery of Common Stock or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan or program and under the Plan shall be applied to the Plan as necessary (as determined by the Board) to preserve the availability of such exemption.

l. Section 409A. Each Award shall contain such terms as the Board determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A of the Code or (ii) satisfies such requirements. In construing the Plan or any Award relating to the payment upon a termination or cessation of employment of any amounts that constitute a deferral of compensation subject to Section 409A of the Code, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein). Notwithstanding anything to the contrary in the Plan or any Award, if at the time of the Participant’s termination of employment, the Participant is a “specified employee,” within the meaning of Treasury regulation 1.409A-1(i), as determined in the Board’s sole discretion, any and all amounts payable pursuant to any Award that constitute a deferral of compensation subject to Section 409A of the Code and would (but for this provision) be payable within six (6) months following the date of termination of employment, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Participant’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section 1.409A-1(b), as determined by the Board in its reasonable good faith discretion or (B) other amounts or benefits that are not subject to the requirements of Section 409A of the Code.

m. Section 162(m). This Section 7(m) applies to any Performance Award intended to qualify as exempt performance-based compensation under Section 162(m) of the Code, as determined by the Board. In the case of any Performance Award to which this 7(m) applies (other than, with respect to clauses (ii), (iii) and (iv), Options and SARs), (i) the Plan and such Award will be construed and administered to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exemption; (ii) the Board will preestablish, in writing and no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is consistent with qualifying the Award for such exemption), one or more Performance Criteria applicable to such Award, the amount or amounts that will be payable or earned (subject to reduction as describe below) if the Performance Criteria are achieved, and such other terms and conditions as the Administrator deems appropriate with respect to the Award; (iii) at the close of the applicable Performance Period the Board will certify whether the applicable Performance Criteria have been attained; and (iv) no amount will be paid under such Award unless the Performance Criteria applicable to the payment of such amount have been so certified, except as provided by the Board consistent with such exemption; and (v) the Board may, in its sole and absolute discretion (either in individual cases or in ways that affect more than one Participant), reduce the actual payment, if any, to be made under such Award to the extent consistent with such exemption.

n. Forfeiture. Awards held by a Participant are subject to forfeiture, termination and rescission, and a Participant will be obligated to return to the Company payments received with respect to Awards, in each case (i) to the extent provided in a Participant’s Award, (ii) in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or (iii) as otherwise required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended. Each Participant, by accepting an Award pursuant to the Plan, agrees to return the full amount required under this Section 7(n) at such time and in such manner as the Board shall determine in its sole discretion and consistent with applicable law. The Company will not be responsible for any adverse tax or other consequences to a Participant that may arise in connection with this Section 7(n).

8. Miscellaneous

a. Definitions.

(i) “Affiliate” means any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code.

(ii) “Award” means any Option, SAR, Stock Award, Restricted Stock Award, Performance Award and Other Stock-Based Award granted under the Plan.

(iii) “Cause” means, in the case of any Participant who is party to an employment, severance-benefit, change in control or similar agreement with the Company or any of its Affiliates that contains a definition of

“Cause,” the definition set forth in such agreement shall apply with respect to such Participant under the Plan for so long as such agreement remains in effect. In the case of any other Participant, except as expressly provided otherwise in an Award agreement, “Cause” shall mean, as determined by the Board in its sole discretion,: (i) the Participant’s willful failure to perform (other than by reason of Disability), or material negligence in the performance, his/her duties and responsibilities to the Company or any of its Affiliates; (ii) material breach by the Participant of any provision of the Plan, the Award agreement or any other agreement with the Company or any of its Affiliates; or (iii) other conduct by the Participant that is materially harmful to the business, interests or reputation of the Company or any of its Affiliates.

(iv) “Company” means Agenus Inc.

(v) “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(vi) “Common Stock” means common stock of the Company, par value $0.01 per share.

(vii) “Disability” means, in the case of any Participant who is party to an employment, severance-benefit, change in control or similar agreement with the Company or any of its Affiliates that contains a definition of “Disability,” the definition set forth in such agreement shall apply with respect to such Participant under the Plan for so long as such agreement remains in effect. In the case of any other Participant, except as expressly provided otherwise in an Award agreement, “Disability” shall mean such Participant’s having been continuously disabled from performing duties assigned to the Participant for a period of not less than six consecutive calendar months, in which case such Disability shall be deemed to have commenced on the date following the end of such six consecutive calendar months.

(viii) “Fair Market Value” means, as of a particular date, (i) the closing price for a share of Common Stock as reported on the NASDAQ Stock Market (or on any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported or (ii) in the event that the Common Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Board consistent with the rules of Section 422 and Section 409A of the Code, to the extent applicable.

(ix) “Performance Award” means an Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify as exempt performance-based compensation under Section 162(m) of the Code and Performance Awards that are not intended to so qualify.

(x) “Performance Criteria” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the vesting, payment or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto determined by the Board need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to a Participant individually, or to a business unit or division or the Company as a whole. For Awards intended to qualify as exempt performance-based compensation under Section 162(m) of the Code, a Performance Criterion will mean an objectively determinable measure or objectively determinable measures of performance relating to any or any combination of the following or any derivation of the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or a specified peer group or a select group of companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Board specifies, consistent with the requirements of Section 162(m)) of the Code: sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after-tax basis; net income; debt levels or reduction, leverage ratios or credit rating; market share; capital expenditures; cash flow (including, but not limited to, operating cash flow and free cash flow); stock price;

stockholder return; sales of particular products or services; customer acquisition, expansion and retention; regulatory compliance; regulatory or other filings or approvals; research, development, clinical, regulatory, manufacturing or product development milestones; discovery, preclinical or clinical stage scientific discoveries, objectives or inventions; manufacturing or process developments; acquisitions and divestitures (in whole or in part); new or expanded joint ventures, strategic alliances, licenses, collaborations or partnerships, or achievement of milestones under any of the foregoing; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity), refinancings or other capital raising transactions; receipt of alternative financing; implementation or completion of critical projects; employee satisfaction; achievements in strengthening the Company’s intellectual property position; recruiting and maintaining personnel; transactions that would constitute a change of control; or any combination of the foregoing. Provided that the Board has specified at least one Performance Criterion intended to qualify an Award as performance-based under Section 162(m) of the Code, the Board may specify other performance goals or criteria (whether or not enumerated in the Plan) as a basis for its exercise of negative discretion with respect to the Award. To the extent consistent with the requirements of Section 162(m) of the Code, the Board may establish that, in the case of any Award intended to qualify as exempt performance-based compensation under Section 162(m) of the Code, one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, and other unusual or infrequently occurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the Performance Period that affect the applicable Performance Criterion or Criteria. With respect to Awards that are not intended to qualify as exempt performance-based compensation under Section 162(m) of the Code, the Board may provide that such Award, and any related Performance Criterion or Criteria, will be adjusted in a manner as determined by the Committee in its sole discretion.

(xi) “Performance Period” means one or more periods of time, established by the Board in its sole discretion, during which attainment of Performance Criteria with respect to one or more Performance Awards are to be measured.

(xii) “Substitute Awards” means Awards issued under the Plan in substitution for equity awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition.

b. No Right to Employment, Service on the Board or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving any Participant the right to continued employment, service on the Board or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan.

c. No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder thereof.

d. Effect on Other Benefit Plans. Unless specifically provided otherwise in an applicable Award, the amount of any compensation deemed to be received by a Participant as a result of the receipt or exercise of an Award will not constitute “earnings” with respect to which any other benefits of such Participant are determined, including without limitation benefits under any pension, profit sharing, life insurance or salary continuation plan.

e. Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to this Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement. Without limiting the generality of the foregoing, the Board may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish sub-plans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

f. Effective Date and Term of Plan. The Plan was originally adopted by the Board on March 12, 2009, was subsequently amended on each of March 15, 2012, March 7, 2013, February 26, 2014 and March 12, 2015 and was amended and restated in its entirety as of April 8, 2016 (the “Amendment Date”). The Plan, as amended and restated, shall become effective on the date following the Amendment Date on which it is approved by the Company’s stockholders. No Awards shall be granted under the Plan after the completion of ten years from the date on which the Plan, as amended and restated, was approved by the Company’s stockholders, but Awards previously granted may extend beyond that time.

g. Amendment and Termination of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to any required stockholder approval under any applicable legal, regulatory or listing requirement.

h. Requirements of Corporate Law. Awards shall be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges, other trading systems or national market on which the Stock is listed or entered for trading, in each case as determined by the Board.

i. Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of Delaware, without regard to any applicable conflicts of law, except as otherwise provided by the express terms of an Award agreement or under a sub-plan described in Section 8(e).

j. Jurisdiction. By accepting an Award, each Participant will be deemed to (a) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (b) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware; and (c) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

k. Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

l. Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Board, nor any person acting on behalf of the Company, any Affiliate, or the Board, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or the Code or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

APPENDIX B

AGENUS

AMENDED AND RESTATED DIRECTORS’ DEFERRED COMPENSATION PLAN

ARTICLE I

GENERAL

1.1 Establishment of Plan. Agenus Inc. (“Agenus”) hereby establishes the Agenus Directors’ Deferred Compensation Plan (the “plan”), originally effective as of June 11, 2003 and as amended to date, to allow each member of the Agenus Board of Directors who is not also an officer or employee of Agenus to defer receipt of all or a portion of the cash compensation payable to him or her as a director of Agenus until his or her termination of service as a director or, subject to requirements set forth in Section 3.1, such other date as may be specified by him or her.

1.2 No Right to Corporate Assets. This plan is unfunded and Agenus will not be required to set aside, segregate, or deposit any funds or assets of any kind to meet its obligations hereunder. Nothing in this plan will give a participant, a participant’s beneficiary or any other person any equity or other interest in the assets of Agenus, or create a trust of any kind or a fiduciary relationship of any kind between Agenus and any such person. Any rights that a participant, beneficiary or other person may have under this plan will be solely those of a general unsecured creditor of Agenus.

1.3 Limitation on Rights Created by Plan. Nothing in this plan will give a participant any right to continue as a director of Agenus.

1.4 Nonalienation of Benefits. The rights and benefits of a participant in this plan are personal to the participant. No interest, right or claim under this plan and no distribution therefrom will be assignable, transferable or subject to sale, mortgage, pledge, hypothecation, anticipation, garnishment, attachment, execution or levy, except by designation of beneficiaries as provided in Section 3.6.

1.5 Binding Effect of Plan. This plan will be binding upon and inure to the benefit of participants and designated beneficiaries and their heirs, executors and administrators, and to the benefit of Agenus and its assigns and successors in interest.

1.6 Administration. This plan will be administered by the Chief Financial Officer of Agenus or other officer designated by the Board of Directors (the “Administrator”) who will have sole responsibility for its interpretation.

1.7 Interpretation. This plan will be construed, enforced and administered according to the laws of the Commonwealth of Massachusetts.

ARTICLE II

DEFERRAL OF COMPENSATION

2.1 Deferral Agreement. Any member of the Board of Directors of Agenus who is not an officer or employee of Agenus or its subsidiaries (an “outside director”) is eligible to participate in this plan. An outside director may participate in the plan by executing an agreement before September 30 of any year prior to the calendar year in which such agreement will take effect authorizing Agenus to defer all or a portion of his or her compensation as director (the “deferral agreement”). A deferral agreement will remain in effect for each succeeding calendar year unless the participant files a written revocation or superseding deferral agreement with the Administrator. A deferral agreement for any particular year is irrevocable after the last day of the immediately preceding calendar year.

2.2 Amount of Deferral. Each participant may elect in his or her deferral agreement to defer 25 percent, 50 percent, 75 percent or 100 percent of the total cash compensation paid to the participant as an outside director of Agenus.

2.3 Deferral Account. For bookkeeping purposes only, the Administrator will establish and maintain an account (the “deferral account”) for each participant which documents the compensation deferred by the participant, earnings credited to the account and payments from the account. The deferral account will consist of a subaccount for amounts earning interest, which will be denominated on a dollar basis (the “cash account”), and a subaccount for amounts invested in hypothetical shares of Agenus common stock, $0.01 par value, which will be denominated on a share basis (the “stock account”). Each participant will indicate in his or her deferral agreement the percentage of future deferrals to be invested in the cash account and the stock account. Amounts may not be transferred between the cash account and the stock account.

2.4 Cash Account. As of the tenth business day after the end of each calendar quarter, the Administrator will credit to the participant’s cash account an amount equal to the amount of compensation otherwise payable to the participant in the preceding calendar quarter and which the participant had elected to defer and invest in the cash account pursuant to Section 2.1. As of the last day of each calendar year, the Administrator will credit interest on the balance in the cash account on that date at the rate paid on one-year Treasury bills hypothetically purchased on the first day of such calendar year. For a participant receiving installment payments, interest will be credited on the balance from time to time remaining in the cash account until the account has been completely paid.

2.5 Stock Account. As of the tenth business day of each calendar quarter, the Administrator will credit to the participant’s stock account a number of units representing shares of common stock equal to the amount of compensation otherwise payable to the participant and which the participant had elected to defer pursuant to Section 2.1 and invest in common stock divided by the applicable stock price for such common stock. The applicable stock price shall mean the average of the closing price for such common stock for all trading days during the applicable calendar quarter as reported by Nasdaq National Market or, if not then traded on the Nasdaq National Market, as reported by a system or organization selected by the Administrator. As of the date of payment of any cash dividend on shares of common stock, the Administrator will credit to the stock account a number of units representing shares of common stock equal to (i) the cash dividend per share times the number of units representing shares credited to the stock account as of the dividend record date divided by (ii) the closing price for such shares of common stock on the date of payment of the dividend. As of the date of payment of any stock dividend on shares of common stock, the Administrator will credit to the stock account a number of units representing shares equal to the stock dividend declared times the number of units representing shares of common stock upon which such dividend was declared credited to the stock account as of the dividend record date. In the event of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares or similar change affecting common stock, appropriate adjustment will be made in the number and/or kind of units representing shares credit to the stock account. The stock account is maintained for bookkeeping purposes only. Prior to distribution to a participant under Section 3.3 or 3.4, units representing shares credited to the stock account are not considered actual shares of common stock of Agenus for any purpose and a participant will have no right as a stockholder with respect to such shares. Units representing shares will include fractional units computed to three decimal places.

2.6 Shares Subject to the Plan. The aggregate number of shares of common stock which have been reserved for issuance under this plan is 425,000. In the event of any stock dividend, split-up, combination or reclassification of shares, recapitalization or similar capital change relating to the common stock, the maximum aggregate number and kind of shares or securities of Agenus that may be issued under the plan shall be appropriately adjusted by the Agenus Board of Directors (whose determination shall be conclusive).

ARTICLE III

PAYMENT OF DEFERRED COMPENSATION

3.1 Commencement of Payment. Each participant will elect in his or her deferral agreement to have payments commence in the calendar year following his or her termination of service as a director or such other calendar year as may be specified; provided, however, that if a participant elects to have payments commence in a calendar year other than the calendar year following his or her termination of service as a director, the earliest calendar year that a participant may elect to have payments commence shall be the second calendar year following the date of such election. For example, a deferral agreement executed in 2004 may not specify a payment commencement date earlier than 2006. Such election will be irrevocable. Notwithstanding the foregoing, for purposes of this Section 3.1, “termination of service as a director” shall mean the participant’s “separation from service” as that phrase is used for purposes of Section 409A of the Internal Revenue Code (the “Code”) and as set forth in Treasury Regulations promulgated pursuant to Code Section 409A.

3.2 Election of Form of Payment. Each participant will elect in his or her deferral agreement to have his or her deferral account paid in either a lump sum or in annual installments for a period specified by the participant, which period may not exceed five years.

3.3 Lump Sum Payments. A participant who elects to have his or her deferral account paid in a lump sum will receive the lump sum payment on or before March 1 of the year specified in the deferral agreement for commencement of payment. The lump sum payment will consist of (a) cash in the amount credited to his or her cash account, and (b) subject to Section 3.5, the number of shares of common stock equal to the number of units representing shares credited to his or her stock account; provided, however, that no fractional shares will be issued under the plan and the number of shares issued will be rounded down to the nearest full share.

3.4 Installment Payments. A participant who elects to have his or her deferral account paid in annual installments will receive an installment payment on or before March 1 of each year that installments are due commencing with the year specified in his or her deferral agreement. Each installment payment will consist of (a) cash in the amount credited to his or her cash account on the date of payment divided by the number of annual installments remaining to be paid, and (b) subject to Section 3.5, the number of shares of common stock equal to the number of units representing shares credited to his or her stock account divided by the number of annual installments remaining to be paid; provided, however, that no fractional shares will be issued under the plan and the number of units representing shares issued will be rounded down to the nearest full share.

3.5 Limitation on Stock Distributions. If a participant would receive any payment from his or her stock account in excess of the number of shares remaining under the plan, such participant shall receive cash in an amount equal to a number of units representing shares of common stock in his or her stock account times the closing price for such common stock as of the trading day preceding the date of distribution as is necessary to avoid exceeding such remaining number. If more than one participant is in that situation, the Administrator will determine allocations among participants.

3.6 Beneficiaries. A participant may designate in his or her deferral agreement a beneficiary or beneficiaries (which may be an entity other than a natural person) to receive any payments to be made upon his or her death. A participant may elect to have payments to beneficiaries paid in a lump sum or in annual installments for a period not to exceed five years. At any time, and from time to time, a participant may change or revoke his or her designation of beneficiary or form of payment without the consent of any beneficiary. Any such designation, change or revocation must be made in writing and filed with the Administrator. If the participant designates more than one beneficiary, any payments to beneficiaries will be made in equal percentages unless the participant designates otherwise. Any portion of a participant’s deferral account that is not disposed of by designation of beneficiary upon the participant’s death will be paid to his or her estate.

3.7 Payments on Death. If a participant dies before full payment of his or her deferral account, Agenus will make payments to the participant’s designated beneficiary or beneficiaries, or to his or her estate, of the amount remaining in the deceased participant’s deferral account. Such payments will be in the form designated by the participant and will commence on the tenth business day of the calendar year following the death of the participant (or as soon thereafter as practicable) and, in the case of annual installments, will be paid on or before March 1 of each succeeding year. The Administrator may, in his or her discretion, accelerate payment of the cash account, but not the stock account, upon a participant’s death.

3.8 Hardship Distributions from Accounts. The Administrator may, in his or her discretion, distribute a portion or all of a participant’s cash account in case of an unanticipated emergency that is caused by an event beyond the control of the participant and that would result in severe financial hardship to the individual if early withdrawal were not permitted. The Administrator will determine the date of payment of the distribution. Hardship distributions are not permitted from a participant’s stock account. Notwithstanding the foregoing, this Section 3.8 shall be interpreted consistent with Treasury Regulations promulgated pursuant to Code Section 409A, so that a distribution shall only be permitted under this Section 3.8 if the facts and circumstances that would otherwise permit a distribution under this Section 3.8 also qualify as an “unforeseeable emergency” as that term is defined in Treasury Regulation Section 1.409A-3(i)(3), and the distribution shall only be made to the extent permitted under Treasury Regulation Section 1.409A-3(i)(3).

ARTICLE IV

AMENDMENT AND TERMINATION

4.1 Amendment. Agenus may, without the consent of any participant, beneficiary or other person, amend the plan at any time and from time to time; provided, however, that no amendment will reduce the amount credited prior to such amendment to the deferral account of any participant. Notwithstanding the foregoing, no amendment to the plan shall be made that has the effect of modifying the time at or the manner in which any payment would otherwise be made under the terms of the plan, except to the extent that such modification of the time or manner of payment is expressly permitted under Treasury Regulations promulgated under Code Section 409A.

4.2 Termination. Agenus may terminate the plan at any time. Upon termination of the plan, no further deferrals shall be permitted, and distribution of amounts previously deferred shall be made under the terms of the plan as in effect without regard to the termination; provided, however, that Agenus may accelerate payment of benefits upon the termination of the plan consistent with the provisions of Treasury Regulation Section 1.409A-3(j)(4)(ix) (regarding plan terminations and liquidations).

AGENUS INC. 3 FORBES ROAD LEXINGTON, MA 02421

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For	Withhold
The Board of Directors recommends you vote FOR the following:	☐	☐
1. Election of Director Nominee
01 Wadih Jordan

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain

2.  To approve an amendment to our Amended and Restated 2009 Equity Incentive Plan to increase the number of shares of common stock authorized for issuance under such plan from 20,200,000 to 29,200,000.

	☐	☐	☐
3. To approve an amendment to our Directors’ Deferred Compensation Plan (as amended) to increase the number of shares of common stock authorized for issuance under such plan from 325,000 to 425,000.	☐	☐	☐

4.  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement are available at www.proxyvote.com.

AGENUS INC.

Annual Meeting of Stockholders

June 20, 2018 at 5:00 PM

This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder(s) of Agenus Inc. (the “Company”) hereby appoint(s) Garo H. Armen, PhD and Christine M. Klaskin, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 20, 2018, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE SIGN AND MAIL THIS PROXY TODAY.

Continued and to be signed on reverse side